EXHIBIT 99.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND BETWEEN
CVB FINANCIAL CORP.
AND
FIRST COASTAL BANCSHARES
FEBRUARY 8, 2007

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Section 12.14.	Specific Performance	60
Section 12.15.	Waiver	60
Section 12.16.	Amendment	61
Section 12.17.	Force Majeure	61
Section 12.18.	Counterparts	61

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 8, 2007 (this “Agreement”), by and between CVB Financial Corp., a California corporation (“CVBF”), and First Coastal Bancshares, a California corporation (“FCBS”).
     WHEREAS, FCBS operates as a one-bank holding company for its wholly-owned Subsidiary, First Coastal Bank, a national banking association (“FCBS Bank”);
     WHEREAS, CVBF operates as a one-bank holding company for its wholly-owned Subsidiary, Citizens Business Bank, a California banking corporation (“CVBF Bank”);
     WHEREAS, the respective Boards of Directors of CVBF and FCBS deem it advisable and in the best interests of their respective corporations and shareholders to effect the acquisition of FCBS and FCBS Bank by CVBF and CVBF Bank, subject to the terms and conditions herein, by means of a merger (the “Holding Company Merger”) of FCBS with and into CVBF in accordance with the Agreement of Merger, in the form of Exhibit A hereto (the “Agreement of Merger”) and in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”);
     WHEREAS, the Holding Company Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the exchange of FCBS Stock for shares of CVBF common stock and cash to be issued in connection with the Holding Company Merger;
     WHEREAS, as an inducement for each party to enter into this Agreement, each of the FCBS directors listed on Schedule 1 hereto and the FCBS Shareholder listed on Schedule 2 hereto (collectively, the “FCBS Affiliated Shareholders”), who have the power to vote the number of the issued and outstanding shares of voting stock of FCBS set forth opposite their names on Schedule 1 and Schedule 2, respectively, have executed and delivered to CVBF, voting agreements in the form of Exhibit B-1 and Exhibit B-2 respectively (each a “Voting Agreement” and collectively, the “Voting Agreements”), providing that, among other things, FCBS Affiliated Shareholders will, subject to the terms and conditions therein, vote their FCBS Shares, in favor of the Holding Company Merger;
     WHEREAS, as an inducement for CVBF to enter into this Agreement, each of the directors of FCBS identified on Schedule 3, has executed and delivered to CVBF an agreement in the form of Exhibit C-1 (each, a “Noncompetition/Nonsolicitation Agreement” and collectively, the “Noncompetition/Nonsolicitation Agreements”) hereto providing, that, among other things, such Person will, following the Holding Company Merger, subject to the terms and conditions therein, refrain from competing with the Surviving Corporation and the Surviving Bank or soliciting customers or prospective customers from the Surviving Bank, as the case may be; and
     WHEREAS, as an inducement for CVBF to enter into this Agreement, the director of FCBS identified on Schedule 4, has executed and delivered to CVBF an agreement in the form of Exhibit C-2 hereto (a “Nonsolicitation Agreement”) providing, that, among other things, such Person will, following the Holding Company Merger, subject to the terms and conditions therein, refrain from soliciting customers or prospective customers from the Surviving Bank.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
The Merger
     Section 1.1. The Holding Company Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, FCBS shall be merged with and into CVBF. As a result of the Holding Company Merger, the separate corporate existence of FCBS shall cease and CVBF shall continue as the surviving corporation of the Holding Company Merger (sometimes referred to as the “Surviving Corporation”) pursuant to the laws of the State of California.
     Section 1.2. Closing. The consummation of the Holding Company Merger (the “Closing”) shall take place as soon as reasonably practicable but in no event later than the tenth (10th) Business Day immediately after: (i) the satisfaction or waiver of the conditions set forth in Articles VIII, IX and X, respectively (excluding conditions that, by their nature, cannot be satisfied until, but will be satisfied or waived as of, the Closing Date) and (ii) the expiration of the time period for determining which FCBS Shares are eligible to be Perfected Dissenting Shares as provided in Section 1302 of the CGCL, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Blvd., Los Angeles, CA 90064, unless another place is agreed to in writing by the parties hereto. On the Closing Date, the parties hereto shall cause the Holding Company Merger to be consummated by filing a copy of the Agreement of Merger with the Secretary of State of California, duly executed, together with the officers’ certificates prescribed by Section 1103 of the CGCL. The Holding Company Merger shall become effective on the Closing Date when the Agreement of Merger and officers’ certificates have been duly filed with the Secretary of State of California (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     Section 1.3. Effect of the Holding Company Merger. At the Effective Time, the effect of the Holding Company Merger shall be as provided in the provisions of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of FCBS and CVBF shall vest in the Surviving Corporation, and all debts, liabilities and duties of FCBS and CVBF shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4. Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of CVBF as they exist immediately before the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.
     Section 1.5. Directors and Officers of Surviving Corporation. At the Effective Time, the officers and directors of the Surviving Corporation shall be the officers and directors of CVBF.
     Section 1.6. The Bank Merger. CVBF and FCBS anticipate that, immediately after the Effective Time, FCBS Bank will merge with and into CVBF Bank (the “Bank Merger”) with CVBF Bank surviving (the “Surviving Bank”). The Bank Merger shall occur at such time after the Effective

Time of the Holding Company Merger, and pursuant to the Agreement of Bank Merger in the form of Exhibit D hereto (the “Agreement of Bank Merger”) or such other agreement as CVBF shall determine, in CVBF’s sole discretion.
     Section 1.7. Reservation of Right to Revise Transaction. Subject to FCBS’ prior written consent (which consent shall not be unreasonably withheld), CVBF may change the method of effecting the Holding Company Merger and the Bank Merger to the extent permitted by applicable Law; provided, however, that no such change shall (a) adversely alter or change the amount or form of the Merger Consideration to be paid to the FCBS Shareholders, (b) materially impede or delay the consummation of the Holding Company Merger or (c) adversely affect the tax treatment of the FCBS Shareholders as a result of receiving the Merger Consideration.
     Section 1.8. Additional Actions. If, at any time after the Effective Time, CVBF shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record, or otherwise, in CVBF its right, title, or interest in, to or under any of the rights, properties or assets of FCBS or (b) otherwise carry out the purposes of this Agreement, FCBS hereby grants to CVBF an irrevocable power of attorney, to the extent permitted by law, effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in CVBF and otherwise carry out the purposes of this Agreement. The officers and directors of CVBF are authorized in the name of FCBS to take any and all such actions following the Effective Time.
ARTICLE II
Terms of Merger
     Section 2.1. Common Stock of FCBS. Subject to Sections 2.2 and 2.4, each share of FCBS Stock issued and outstanding immediately prior to the Effective Time shall, without any further action on the part of FCBS or the holders of such shares, be treated on the basis set forth herein.
     Section 2.1.1 Conversion of FCBS Stock. At the Effective Time, pursuant to the Agreement of Merger, each outstanding share of FCBS Stock, excluding any Perfected Dissenting Shares or shares of FCBS Stock held by CVBF or CVBF Bank (other than those held in a fiduciary capacity or as a result of debts previously contracted), shall, without any further action on the part of FCBS or the holders of any such shares, be automatically cancelled and cease to be an issued and outstanding share of FCBS Stock and be converted, at the election of the holder, into:
          (a) a number of shares of CVBF Common Stock equal to the Per Share Stock Consideration (such quotient, the “Exchange Ratio”); or
          (b) cash in the amount of the Per Share Cash Consideration.
     Section 2.1.2 Transfer Books. At the Effective Time, the stock transfer books of FCBS shall be closed as to holders of FCBS Stock immediately prior to the Effective Time and no transfer of FCBS Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 2.5 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CVBF Common Stock, if any, and/or a check representing the amount of cash, if any, into which the FCBS Stock represented thereby was converted in the Holding Company Merger, plus any payment for a fractional share of CVBF Common Stock.

     Section 2.2. Election and Proration Procedures.
     Section 2.2.1 Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCBS Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as CVBF and FCBS shall mutually agree (“Election Form”)) shall be mailed concurrently with or within five (5) Business Days of, the mailing of the Proxy Statement by FCBS, or on such other date as FCBS and CVBF shall mutually agree (“Mailing Date”) to each holder of record of FCBS Stock as of the date for determining shareholders entitled to vote at the FCBS shareholder meeting or on such other date as CVBF and FCBS shall mutually agree (“Election Form Record Date”). CVBF shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or Beneficial Owners) of FCBS Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and FCBS shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an “Election”) either (i) to receive CVBF Common Stock (a “Stock Election”) with respect to all of such holder’s FCBS Stock, or (ii) to receive cash (a “Cash Election”) with respect to all of such holder’s FCBS Stock, or (iii) to receive CVBF Common Stock with respect to a specified number of shares of FCBS Stock (a “Combination Stock Election”) and to receive cash with respect to a specified number of shares of FCBS Stock (a “Combination Cash Election”). Any FCBS Stock (other than Perfected Dissenting Shares) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.
     Section 2.2.2 Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. on the business day prior to the date of the FCBS Shareholder Meeting or such other time and date as CVBF and FCBS may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of FCBS Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of FCBS Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of FCBS Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CVBF shall cause the certificates representing such shares of FCBS Stock to be promptly returned without charge to the Person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CVBF and FCBS required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CVBF nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
     Section 2.2.3 Payment and Proration. As promptly as practicable but no later than five (5) Business Days after the Effective Time, CVBF shall cause the Exchange Agent to effect the allocation among the holders of FCBS Stock of rights to receive CVBF Common Stock or cash in the Holding Company Merger in accordance with the Election Forms as follows:
          (a) if the aggregate number of shares of FCBS Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CVBF Common Stock pursuant to the Holding Company Merger that would have an aggregate value which exceeds, and is not approximately equal to, the Stock Amount based on the Exchange Ratio (assuming all other shares of FCBS Stock receive the Per Share Cash Consideration), then:
               (i) Each holder of FCBS Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;
               (ii) All Undesignated Shares shall be deemed to have made Cash Elections; and
               (iii) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the maximum number of shares of FCBS Stock which can make a Stock Election and Combination Stock Election to equal the Stock Amount based on the Exchange Ratio by (2) the number of shares of FCBS Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of FCBS Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:
                    (1) the number of shares of CVBF Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of FCBS Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and
                    (2) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of FCBS Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.
          (b) if the aggregate number of shares of FCBS Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CVBF Common Stock pursuant to the Holding Company Merger that would have an aggregate value which is less than, and not approximately equal to, the Stock Amount based on the Exchange Ratio (assuming all other shares of FCBS Stock other than shares of FCBS Stock held by CVBF or CVBF Bank receive the Per Share Cash Consideration), then:
               (i) Each holder of FCBS Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CVBF Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of FCBS Stock covered by such Stock Election or Combination Stock Election;
               (ii) The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Holding Company Merger or gave notice in writing that the holder dissents as required by Chapter 13 of the CGCL prior to the meeting of shareholders to be held pursuant to Section 6.11) to receive CVBF Common Stock as shall be necessary so that the shares of CVBF Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together would result in the issuance of CVBF Common Stock with a value which is less than, and not approximately equal to, the Stock Amount, then:
               (iii) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the maximum number of shares of FCBS Stock which can make a Stock Election and Combination Stock Election to equal the Stock Amount based on the Exchange Ratio by (2) the number of shares of FCBS Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of FCBS Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:
                    (1) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of FCBS Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor, and
                    (2) the number of shares of CVBF Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of FCBS Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor.
     Section 2.2.4 Calculations. Any calculation of a portion of a share of CVBF Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.2, the shares of FCBS Stock for which CVBF Common Stock is to be issued as consideration in the Holding Company Merger shall be deemed to be “approximately equal” to the Stock Amount if such number is within 5,000 shares of CVBF Common Stock of such amount.
     Section 2.2.5 Perfected Dissenting Shares. The Perfected Dissenting Shares shall not be converted into the Per Share Stock Consideration or the Per Share Cash Consideration, but shall, after the Effective Time of the Holding Company Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his or her shares of FCBS Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.
     Section 2.2.6 Shares Held by CVBF or CVBF Bank. Shares of FCBS Stock held by CVBF or CVBF Bank, if any (other than those held in a fiduciary capacity or as a result of debts previously contracted), shall be canceled and no consideration shall be issued in exchange therefor.
     Section 2.2.7 Adjustments to Exchange Ratio. The Exchange Ratio shall be subject to proportionate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CVBF Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like change in CVBF’s capitalization.
     Section 2.3. Effect on CVBF Bank Stock. On the Effective Time, each outstanding share of CVBF Bank Stock shall remain an outstanding share of CVBF Bank Stock and shall not be converted or otherwise affected by the Holding Company Merger.
     Section 2.4. Fractional Shares. No fractional shares of CVBF Common Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of FCBS Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the Weighted Average Closing Price times (b) the fraction of the share of CVBF Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.
     Section 2.5. Exchange Procedures.
     Section 2.5.1 As of the Effective Time, CVBF shall have deposited with the Exchange Agent for the benefit of the holders of shares of FCBS Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of CVBF Common Stock issuable pursuant to Section 2.1 in exchange for shares of FCBS Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable pursuant to Section 2.1 and payable as cash in lieu of fractional shares of CVBF Common Stock which would otherwise be issuable in connection with Section 2.1 hereof but for the operation of Section 2.4 of this Agreement (collectively, the “Exchange Fund”).
     Section 2.5.2 After completion of the application procedures set forth in Section 2.2, each holder of a certificate (“Certificate”) formerly representing FCBS Stock (other than Perfected Dissenting Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate) together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing CVBF Common Stock and/or cash into which the shares of FCBS Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CVBF Common Stock to which such holder would otherwise be entitled. In the event a certificate is surrendered representing FCBS Stock, the transfer of ownership of which is not registered in the transfer records of FCBS, a certificate representing the proper number of shares of CVBF Common Stock and cash may be issued to a transferee if the Certificate representing such FCBS Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of CVBF Common Stock and cash as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of FCBS Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof such bond in form and substance and with surety reasonably satisfactory to CVBF Bank and shall be entitled to receive the certificate representing the proper number of shares of CVBF Common Stock and cash in accordance with Sections 2.1 and 2.4 hereof.
     Section 2.5.3 No dividends or other distributions declared or made with respect to CVBF Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVBF Common Stock represented thereby and no cash shall be paid to any such holder pursuant to Section 2.1 or Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CVBF Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash to which such holder is entitled pursuant to Section 2.1 and Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CVBF Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CVBF Common Stock.

     Section 2.5.4 All cash payments and shares of CVBF Common Stock issued upon the surrender for exchange of FCBS Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FCBS Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of FCBS Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to CVBF for any reason, they shall be canceled and exchanged as provided in this Agreement.
     Section 2.5.5 Any portion of the Exchange Fund which remains undistributed to the shareholders of FCBS following the passage of six months after the Effective Time shall be delivered to CVBF, upon demand, and any shareholders of FCBS who have not theretofore complied with this Section 2.5 shall thereafter look only to CVBF for payment of their claim for CVBF Common Stock and cash, and any cash in lieu of fractional shares of CVBF Common Stock and any dividends or distributions with respect to CVBF Common Stock.
     Section 2.5.6 Neither CVBF or FCBS shall be liable to any holder of shares of FCBS Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     Section 2.5.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CVBF Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of CVBF Common Stock for the account of the Persons entitled thereto.
     Section 2.5.8 Certificates surrendered for exchange by any Person constituting an “Affiliate” of FCBS for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of CVBF Common Stock until CVBF has received a written agreement from such Person as provided in Section 6.6.
     Section 2.6. Stock Options. Subject to the terms of the FCBS Stock Option Plan, each Person who holds one or more options to purchase FCBS Stock shall be permitted to exercise any options granted under the FCBS Stock Option Plan, prior to the Effective Time, in accordance with the terms of the FCBS Stock Option Plan. Any options not exercised prior the Effective Time and the FCBS Stock Option Plan shall terminate upon the Effective Time in accordance with the terms of the FCBS Stock Option Plan, and the optionees shall receive from FCBS in cash, in consideration thereof, the difference between the Per Share Cash Consideration and the exercise price of the FCBS Stock Option (each an “Option Payment” and in the aggregate, the “Option Payments”).
ARTICLE III
Representations and Warranties of FCBS
     Except as set forth in a confidential disclosure schedule delivered by FCBS to CVBF prior to the execution of this Agreement (the “FCBS Confidential Disclosure Schedule”), which identifies exceptions by specific section references, FCBS hereby represents and warrants to CVBF as follows:
     Section 3.1. Organization and Qualification of FCBS and FCBS Bank. FCBS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company under the BHCA. FCBS Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OCC to conduct a general banking business. Each of FCBS and FCBS Bank has the requisite corporate power and authority and all necessary Governmental Approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of FCBS and FCBS Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS.
     Section 3.2. Articles of Incorporation and Bylaws; Corporate Books and Records. Copies of FCBS’ Articles of Incorporation, as amended (the “FCBS Articles”), and Bylaws, as amended (the “FCBS Bylaws”) have been furnished to CVBF and are complete and correct copies thereof as in effect on the date hereof. FCBS is not in violation of any of the provisions of the FCBS Articles or FCBS Bylaws. True and complete copies of all minute books of FCBS and FCBS Bank, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2004 to the date hereof, have been made available by FCBS to CVBF.
     Section 3.3. Capitalization.
          (a) As of the date hereof, the authorized capital stock of FCBS consists of (i) 10,000,000 shares of FCBS Stock, no par value per share, of which (x) 114,827 shares of FCBS Stock are issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights, and (y) 24,390 shares of FCBS Stock are issuable (and such number is reserved for issuance) upon exercise of options issued under the FCBS Stock Option Plan (the “FCBS Options”) outstanding as of the date hereof (the “FCBS Option Shares”), and (ii) 5,000,000 shares of preferred stock of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock or other equity securities of FCBS have been issued in compliance with all applicable federal and state securities laws.
          (b) Except for FCBS Options, there are no (i) options, warrants, preemptive rights, or other rights, agreements, arrangements or commitments of any character to which FCBS or FCBS Bank is a party or by which FCBS or FCBS Bank is bound relating to the issued or unissued capital stock or other Equity Interests of FCBS or FCBS Bank, or (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating FCBS or FCBS Bank to issue or sell any shares of its capital stock or other Equity Interests, or (iii) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, FCBS or FCBS Bank. Section 3.3(b) of the FCBS Confidential Disclosure Schedule contains a true and complete list of the name of each holder of FCBS Options, the prices at which outstanding FCBS Options are exercisable, the plan or agreement pursuant to which such FCBS Options were issued and the number of FCBS Option Shares outstanding at each such price. All of FCBS Option Shares, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
          (c) Except for the Voting Agreements, and except as set forth in Section 3.3(c) of the FCBS Confidential Disclosure Schedule, there are no outstanding contractual obligations of FCBS or FCBS Bank (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of FCBS or FCBS Bank or any capital stock of, or other Equity Interests in, FCBS or FCBS Bank.

          (d) Neither FCBS nor FCBS Bank has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of FCBS on any matter.
          (e) Neither FCBS nor FCBS Bank has currently in effect any shareholder rights plan or “poison pill”.
     Section 3.4. Subsidiaries.
          (a) Except as set forth in Section 3.4 of the FCBS Confidential Disclosure Schedule, FCBS has no Subsidiaries other than FCBS Bank and FCBS Bank has no Subsidiaries. Except as set forth in Section 3.4 of the FCBS Confidential Disclosure Schedule, FCBS owns all of the issued and outstanding capital stock of FCBS Bank, free and clear of any pledges, security interests, options, liens, claims, or other encumbrances of any kind (collectively, the “Liens”). All of the issued and outstanding shares of capital stock of FCBS Bank have been duly authorized, validly issued, fully paid and are non-assessable and are owned by FCBS. There are no outstanding contractual obligations of FCBS or FCBS Bank to make any investment in FCBS Bank or any other Person. FCBS Bank has (i) no arrangements or commitments obligating it to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock or (ii) any bonds, debentures, notes or other obligations outstanding that entitle the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which its shareholders may vote. True and complete copies of FCBS Bank’s Articles of Association, Bylaws or equivalent organizational documents have been delivered to CVBF. FCBS Bank is not in violation of its organizational documents.
          (b) Except for securities and other interests held in a fiduciary capacity and Beneficially Owned by third parties or taken in consideration of debts previously contracted and ownership in FCBS Bank, FCBS does not own beneficially, directly or indirectly any Equity Interest or similar instrument of any Person or any interest in any partnership or joint venture of any kind.
          (c) The deposit accounts of FCBS Bank are insured by the Federal Deposit Insurance Corporation in the manner and to the maximum extent provided by applicable Law, and FCBS Bank has paid all deposit insurance premiums and assessments required by applicable Law and regulation.
     Section 3.5. Authority.
          (a) FCBS has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Agreement of Merger and the consummation by FCBS of the transactions contemplated hereby and thereby have been duly and validly authorized by action of FCBS (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding FCBS Shares entitled to vote thereon and the filing of the Agreement of Merger). This Agreement has been, and the Agreement of Merger will be, duly and validly executed and delivered by FCBS and, assuming the due authorization, execution and delivery hereof by CVBF, constitutes a legal, valid and binding obligation of FCBS, enforceable against FCBS in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at Law).

          (b) By resolutions duly adopted at a meeting of FCBS Board duly called and held on February 8, 2007, by the affirmative vote of FCBS Board required to do so pursuant to the FCBS Articles and the applicable provisions of the CGCL, FCBS Board has duly (i) declared this Agreement advisable and determined that the transactions contemplated hereby (including the Holding Company Merger) are fair to and in the best interests of FCBS and its shareholders, (ii) approved and adopted this Agreement by the unanimous vote of the members of FCBS Board, and (iii) resolved to recommend that the shareholders of FCBS vote for the approval of the Agreement (the “FCBS Board Approval”). A true and correct copy of such resolutions, certified by FCBS’s corporate secretary, has been furnished to CVBF and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way. The affirmative vote of the holders of a majority of the issued and outstanding shares of FCBS Stock is necessary to approve this Agreement (and the Holding Company Merger) on behalf of FCBS. No other vote of FCBS Shareholders is required by Law, the FCBS Articles or FCBS Bylaws or otherwise to adopt this Agreement and to approve the Holding Company Merger.
          (c) FCBS Bank has all necessary corporate power and authority to execute and deliver the Agreement of Bank Merger, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement of Bank Merger and the consummation by FCBS Bank of the transactions contemplated thereby have been duly and validly authorized by action of FCBS Bank. The Agreement of Bank Merger, when duly and validly executed and delivered by FCBS Bank, will constitute a legal, valid and binding obligation of FCBS Bank, enforceable against FCBS Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equitable principles (regardless of whether such enforceability is considered in equity or at law) and to 12 U.S.C. 1818(b)(6)(D).
     Section 3.6. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 3.6(a) of the FCBS Confidential Disclosure Schedule, (i) the execution and delivery of this Agreement and the Agreement of Merger by FCBS, and (ii) the execution and delivery of the Agreement of Bank Merger by FCBS Bank, do not, and the performance of this Agreement and the transactions contemplated hereby and thereby (including the Holding Company Merger and the Bank Merger) by FCBS and FCBS Bank, as the case may be, will not, (A) conflict with or violate any provision of the FCBS Articles or FCBS Bylaws or any equivalent organizational document of FCBS Bank, (B) conflict with or violate any Law applicable to FCBS or FCBS Bank or by which any property or asset of FCBS or FCBS Bank is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 3.6(b) have been obtained and all filings and notifications described in Section 3.6(b) have been made and any waiting periods thereunder have terminated or expired), or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, result in the acceleration of any payment under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of FCBS or FCBS Bank pursuant to, any FCBS Material Contract (as defined in Section 3.14 herein), FCBS Permits or other material instruments or obligations.
          (b) (i) The execution and delivery of this Agreement and the consummation of the Holding Company Merger by FCBS and (ii) the execution and delivery of the Agreement of Bank Merger and the consummation of the Bank Merger by FCBS Bank, do not, and the performance by FCBS of its obligations under this Agreement and the performance by FCBS Bank of its obligations under the Agreement of Bank Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in Section 3.6(b) of the FCBS Confidential Disclosure Schedule. FCBS has no knowledge of any reason why all Government Approvals required for consummation of the Holding Company Merger and the Bank Merger will not be obtained on a timely basis.
     Section 3.7. Permits; Compliance With Law.
          (a) Each of FCBS and FCBS Bank is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business substantially in the manner as it is being conducted (the “FCBS Permits”), and all such FCBS Permits are valid, and in full force and effect and, to FCBS’ knowledge, no suspension or cancellation of any of them is threatened.
          (b) None of FCBS or FCBS Bank is in default or violation of, (i) any Law applicable to FCBS or FCBS Bank or by which any material property or asset of FCBS or FCBS Bank is bound or affected or (ii) any FCBS Permits.
          (c) FCBS Bank received a rating of “Satisfactory” in its most recent examination for compliance with the Community Reinvestment Act of 1977, as amended (“Community Reinvestment Act”).
     Section 3.8. Financial Statements; Regulatory Reports.
          (a) Except as set forth in a list (the “FCBS Filings List”), since January 1, 2004, FCBS and FCBS Bank, have each filed all reports, returns, registrations and statements (such reports and filings referred to as “FCBS Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the OCC, (c) the FRB, and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No administrative actions have been taken or orders issued in connection with such FCBS Filings. As of their respective dates, each of such FCBS Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such FCBS Filings fairly presented the financial position of FCBS and was prepared in accordance with generally accepted accounting principles accepted in the United States of America or banking regulations consistently applied, except as stated therein, during the periods involved, and except where any misstatement or omission would not make the statements therein, in light of the circumstances under which they were made, misleading. FCBS has furnished CVBF with true and correct copies of all FCBS Filings filed by FCBS since January 1, 2004.
          (b) FCBS has previously furnished to CVBF a copy of the Financial Statements of FCBS and a copy of each management letter or other letters delivered by FCBS in connection with the Financial Statements of FCBS as relating to the internal controls of FCBS since January 1, 2004. FCBS’ Financial Statements (including, in each case, any notes and schedules thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented in all material respects, the consolidated financial position, results of operations and cash flows of FCBS and FCBS Bank as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which did not and which are not expected to, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS).
          (c) Except as and to the extent adequately provided for, in the aggregate, on the FCBS Financial Statement (the “FCBS Balance Sheet”), neither FCBS nor FCBS Bank has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) incurred in the ordinary course of business since September 30, 2006 that would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS, or (ii) incurred or provided for in, or as contemplated by, this Agreement.
          (d) Each of FCBS and FCBS Bank has filed all material documents and reports relating to each of FCBS and FCBS Bank required to be filed with the FRB and the OCC, or any other Governmental Entity having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities.
          (e) FCBS and FCBS Bank maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither FCBS nor, to FCBS’ knowledge, FCBS’ independent auditors or any employee of FCBS or FCBS Bank has identified or been made aware of (i) any fraud, whether or not material, that involves FCBS’ or FCBS Bank’s management or other employees who have a role in the preparation of financial statements or the internal controls used or utilized by FCBS or FCBS Bank or (ii) any claim or allegation regarding any of the foregoing.
     Section 3.9. Regulatory Matters. Except as may otherwise be set forth in Section 3.9 of the FCBS Confidential Disclosure Schedule, neither FCBS nor FCBS Bank (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Section 3.9 of the FCBS Confidential Disclosure Schedule, all compliance or corrective action relating to FCBS or FCBS Bank required by Regulatory Authorities having jurisdiction over FCBS or FCBS Bank has been taken. Each of FCBS and FCBS Bank has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

     Section 3.10. Absence of Certain Changes or Events.
          (a) Since September 30, 2006, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.10 of the FCBS Confidential Disclosure Schedule, each of FCBS and FCBS Bank has conducted its business in the ordinary course consistent with past practice and has not taken any action that would have been prohibited by Section 6.1 if taken after the date of this Agreement.
          (b) Since September 30, 2006, except as set forth in Section 3.10 of the FCBS Confidential Disclosure Schedule, there has not been any Material Adverse Effect with respect to FCBS or an event or development that is expected, individually or in the aggregate, to have a Material Adverse Effect with respect to FCBS.
     Section 3.11. Employee Benefit Plans.
          (a) Section 3.11(a) of the FCBS Confidential Disclosure Schedule lists, as of the date hereof, each and every Benefit Plan pertaining to FCBS and its ERISA Affiliates (each a “FCBS Benefit Plan”). There have been made available to CVBF true, complete and correct copies of (i) all plan documents, trust agreements, summary plan descriptions and material communications with employees and plan participants for each such written FCBS Benefit Plan and a written summary of each FCBS Benefit Plan that is not in writing, (ii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each FCBS Benefit Plan required to make such a filing, (iii) the most recent actuarial valuation for each FCBS Benefit Plan, if any, that is subject to Title IV of ERISA or that otherwise provides benefits accounted for by actuarial valuation, (iv) the most recent financial statements for each FCBS Benefit Plan that is funded, (v) the most recent determination letter issued by the Internal Revenue Service (the “IRS”) for each FCBS Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and (vi) any material communications received from or sent to the IRS or the U.S. Department of Labor relating to any FCBS Benefit Plan.
          (b) Except as set forth in Section 3.11(b) of the FCBS Confidential Disclosure Schedule, (i) none of FCBS Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA (“Multiemployer Plan”); (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code (“Prohibited Transaction”) with respect to any FCBS Benefit Plan, which could reasonably be expected to result in any material liability of FCBS or FCBS Bank; (iii) all FCBS Benefit Plans are in material compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or Secretary of the Treasury); (iv) FCBS and FCBS Bank have performed their respective obligations required to be performed by them under, are not in material default under or violation of, and have no knowledge of any material default or violation by any other party to, each FCBS Benefit Plan; (v) each FCBS Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code, including all amendments thereto, is the subject of a favorable determination letter from the IRS covering qualification under all changes in the Code except for changes with respect to which the applicable remedial amendment period has not expired, and, to FCBS’ knowledge, nothing has occurred that may reasonably be expected to impair such determination; (vi) all contributions required to be made to any FCBS Benefit Plan pursuant to Section 412 of the Code, or the terms of FCBS Benefit Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) all obligations in respect of each FCBS Benefit Plan have been properly accrued and reflected in FCBS’ most recent financial statements contained in FCBS’ SEC

Filings; (viii) with respect to each FCBS Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (ix) neither FCBS nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).
          (c) Except as set forth in Section 3.11(c) of the FCBS Confidential Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of FCBS or FCBS Bank who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any FCBS Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (d) Except as required by Law or as set forth in Section 3.11(d) of the FCBS Confidential Disclosure Schedule, no FCBS Benefit Plan promises or provides any retiree or post-employment medical, disability, life insurance or other retiree welfare benefits to any person. No FCBS Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. FCBS and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.
          (e) Neither FCBS nor FCBS Bank maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.
          (f) Except as set forth in Section 3.11(f) of the FCBS Confidential Disclosure Schedule, neither FCBS nor FCBS Bank has (i) granted to any person an interest in a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.
     Section 3.12. Labor and Other Employment Matters.
          (a) FCBS and FCBS Bank are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 3.12(a) of the FCBS Confidential Disclosure Schedule, none of FCBS or FCBS Bank is a party to any collective bargaining or other labor union contract applicable to persons employed by FCBS or FCBS Bank, and no collective bargaining agreement or other labor union contract is being negotiated by FCBS or FCBS Bank. There is no labor dispute, strike, slowdown or work stoppage against FCBS or FCBS Bank pending or, to the knowledge of FCBS, threatened. To FCBS’ knowledge, no employee of FCBS or FCBS Bank is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by

FCBS or FCBS Bank because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
          (b) FCBS has identified in Section 3.12(b) of the FCBS Confidential Disclosure Schedule and has made available to CVBF true and complete copies of (i) all employment agreements that FCBS or FCBS Bank has with any directors, officers or employees of or consultants to FCBS or FCBS Bank, (ii) all FCBS Severance Arrangements, and (iii) all Change in Control Arrangements. Except as set forth in Section 3.12(b) of the FCBS Confidential Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Holding Company Merger or the Bank Merger by FCBS will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of FCBS or FCBS Bank from FCBS or from FCBS Bank, (B) increase any benefits otherwise payable or (C) result in any acceleration of the time of payment or vesting of any material benefits, under or pursuant to any such employment agreements or Severance Arrangements or Change in Control Arrangements. No individual who is a party to any such employment agreement or a party to or covered by any such Severance Arrangements or Change in Control Arrangements has terminated his or her employment or has been terminated, nor, to FCBS’ knowledge, has any event occurred, other than the transactions contemplated by this Agreement, that has given or could be reasonably expected to give rise to a severance obligation on the part of FCBS under any such agreement or arrangement.
     Section 3.13. Transactions with Interested Persons. Except as disclosed in Section 3.13 of the FCBS Confidential Disclosure Schedule, no officer, director, employee or affiliate of FCBS or FCBS Bank nor, to FCBS’ knowledge, any member of the immediate family of any such officer, director, employee or affiliate, is presently a party to any transaction with FCBS or FCBS Bank of the type or involving an amount that would require such transaction to be disclosed pursuant to Item 404 of SEC Regulation S-K if FCBS Stock were registered under the Securities Exchange Act of 1934, as amended.
     Section 3.14. Material Contracts. Except as set forth in Section 3.14 of the FCBS Confidential Disclosure Schedule, none of FCBS or FCBS Bank is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K), (b) would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement, (c) would entitle any present or former director, officer employee or agent of FCBS or FCBS Bank to indemnification from FCBS or FCBS Bank, (d) gives rise to any payment of more than $50,000 per annum and is not terminable without cause on 90 days or less written notice by FCBS or other party thereto, (e) limits the ability of FCBS or FCBS Bank from competing in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires FCBS or FCBS Bank to offer products or services of any other Person on a priority or exclusive basis, or (f) gives rise to any benefits to any other Person as a result of the consummation of the Holding Company Merger or the Bank Merger (collectively, “FCBS Material Contracts”). Each FCBS Material Contract is valid and binding on FCBS or FCBS Bank (as the case may be) that is a party thereto and, to FCBS’ knowledge, each other party thereto, and is in full force and effect, and FCBS or FCBS Bank that is a party thereto has performed all of its obligations required to be performed by it to the date hereof under each such FCBS Material Contract and, to FCBS’ knowledge, each other party to each FCBS Material Contract has in all respects performed all obligations required to be performed by it under such FCBS Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS. None of FCBS or FCBS Bank has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any FCBS Material Contract.

     Section 3.15. Litigation. Except as set forth in Section 3.15 of the FCBS Confidential Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of FCBS, threatened against FCBS or FCBS Bank or which FCBS or FCBS Bank has initiated, or for which FCBS or FCBS Bank is obligated to indemnify a third party and (b) neither FCBS nor FCBS Bank is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of FCBS, threatened against FCBS or FCBS Bank that challenges the validity or propriety, or seeks to prevent consummation of, the Holding Company Merger or the Bank Merger.
     Section 3.16. Environmental Matters.
          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS, to FCBS’ knowledge, FCBS and FCBS Bank (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.
          (b) None of FCBS or FCBS Bank has received any written notice, demand, letter, claim or request for information alleging that FCBS or FCBS Bank may be in violation of, or liable under, any Environmental Law.
          (c) None of FCBS or FCBS Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of FCBS, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.
          (d) None of the real property owned or leased by FCBS or FCBS Bank is listed or, to the knowledge of FCBS, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
          (e) To the knowledge of FCBS, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by FCBS or FCBS Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving FCBS or FCBS Bank based on or related to any Environmental Law.
     Section 3.17. Intellectual Property. Each of FCBS and FCBS Bank owns or has a valid license to use all FCBS Intellectual Property necessary to carry on its business substantially as currently conducted. Neither FCBS nor FCBS Bank has received any notice of infringement of or conflict with, and to FCBS’ knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property. Section 3.17 of the FCBS Confidential Disclosure Schedule sets forth a list of all of FCBS Intellectual Property.

     Section 3.18. Taxes.
          (a) (i) Each of FCBS and FCBS Bank has duly filed on a timely basis with the appropriate Tax authorities or other appropriate Governmental Entities all material Tax Returns required to be filed by or on behalf of them or the affiliated group(s) of which any of them is or was a member in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS; (ii) all Taxes due and payable by or on behalf of FCBS and FCBS Bank, either directly, as part of an affiliated group Tax Return, as a successor or transferee, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor on the balance sheet for FCBS and FCBS Bank, and adequate reserves or accruals for Taxes have been provided in the balance sheet for FCBS and FCBS Bank with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any Tax authority or other Governmental Entity by or on behalf of FCBS or FCBS Bank or any affiliated group(s) of which any of them is or was a member.
          (b) Each of FCBS and FCBS Bank has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Tax authorities or other Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Laws. The withholding practices of FCBS and FCBS Bank have not been challenged by any Tax authority or other Governmental Entity and FCBS and FCBS Bank have no reason to believe that any of their withholding practices do not comply with applicable Tax law.
          (c) FCBS has delivered or made available to CVBF complete and correct copies of (i) all income or franchise Tax Returns of FCBS and FCBS Bank relating to all open taxable periods and (ii) any Tax audit report issued within the last three (3) years relating to or with respect to FCBS and FCBS Bank. Neither FCBS nor FCBS Bank is currently under examination or audit by any Tax authority or other Governmental Entity and no Tax authority or other Governmental Entity has informed FCBS or FCBS Bank (in writing or otherwise) that it intends to examine or audit FCBS or FCBS Bank.
          (d) No claim has been made by a Tax authority or other Governmental Entity in a jurisdiction where FCBS or FCBS Bank do not file an income or franchise Tax Return that FCBS or FCBS Bank is or may be subject to taxation by that jurisdiction.
          (e) All deficiencies asserted or assessments made as a result of any examinations by any Tax authority or other Governmental Entity of the Tax Returns of or covering or including FCBS or FCBS Bank have been fully paid. No requests by FCBS or FCBS Bank for a ruling or a determination letter are pending with any Tax authority or other Governmental Entity; and no issue has been raised in writing by any Tax authority or other Governmental Entity in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against either of FCBS or FCBS Bank for any subsequent taxable period that could be material. There are no pending or threatened actions or proceedings for the assessment or collection of taxes against FCBS or FCBS Bank.

          (f) There are no outstanding requests for information relating to Taxes made by a Tax authority or other Governmental Entity to FCBS or FCBS Bank.
          (g) Neither FCBS nor FCBS Bank has been advised by any Tax authority or other Governmental Entity of any proposed reassessments of the value (or other Tax base) of any property owned by such FCBS or FCBS Bank that could increase the amount of a property Tax to which FCBS or FCBS Bank would be subject.
          (h) As of December 31, 2006, neither FCBS nor FCBS Bank had income reportable for a taxable period ending after December 31, 2006, but attributable to a transaction, (e.g., an installment sale) occurring in, or a change in accounting method made for a taxable period ending on or before December 31, 2006, that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred inter-FCBS transaction).
          (i) All material amounts have been properly computed under the terms of any existing Tax sharing agreements to which either FCBS or FCBS Bank is a party; all payments due to FCBS and FCBS Bank under any such Tax sharing agreements have been made to FCBS or FCBS Bank or will be received by FCBS or FCBS Bank prior to the Closing Date; and there are no amounts due from FCBS or FCBS Bank under such agreements.
          (j) Neither FCBS nor FCBS Bank has distributed to its shareholders or security holders stock or securities of a controlled Subsidiary, nor has stock or securities of FCBS or FCBS Bank been distributed, in a transaction to which Section 355 of the Code applies:
               (i) in the two years prior to the date of this Agreement; or
               (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (k) Neither FCBS nor FCBS Bank has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by FCBS or FCBS Bank, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by FCBS or FCBS Bank, or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority or other Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of FCBS or FCBS Bank, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to FCBS or FCBS Bank.
          (l) Neither FCBS nor FCBS Bank has engaged in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
          (m) Neither FCBS nor FCBS Bank has within the last five years been a “United States real property holding corporation” for purposes of Section 897 and Section 1445 of the Code.
          (n) Neither FCBS nor FCBS Bank has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS.
          (o) There are no Liens as a result of any unpaid Taxes upon any of the assets of FCBS or FCBS Bank other than (i) Liens for Taxes not yet due and payable, and (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.
     Section 3.19. Insurance. Section 3.19 of the FCBS Confidential Disclosure Schedule lists policies of liability, property, casualty and other forms of insurance owned or held by FCBS and FCBS Bank, copies of which have previously been made available to CVBF. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and all of such policies, or predecessor policies covering similar risks, have been in full force and effect continuously for at least the past five (5) years. No insurer has advised FCBS or FCBS Bank that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against FCBS or FCBS Bank.
     Section 3.20. Properties. Each of FCBS and FCBS Bank has good, marketable and valid title to or a valid leasehold interest in all of its properties and assets reflected on FCBS Balance Sheet or acquired after the date thereof (the “FCBS Property”), except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to FCBS. Except as set forth in Section 3.20 of the FCBS Confidential Disclosure Schedule, FCBS Property is free and clear of all Liens except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) any Liens that do not materially detract from the value or impair the use of the FCBS Property or assets subject thereto. The FCBS Property is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of FCBS and FCBS Bank in the ordinary course of business consistent with past practices. Except as set forth in Section 3.20 of the Disclosure Schedule, all FCBS Property which is material to the business of FCBS and FCBS Bank and is leased or licensed by FCBS or FCBS Bank is held pursuant to leases or licenses which will not terminate or lapse prior to the Effective Time. Section 3.20 of the FCBS Confidential Disclosure Schedule sets forth a list all real property which FCBS or FCBS Bank owns, has a leasehold interest in, or leases to any third party.
     Section 3.21. Derivative Transactions. Section 3.21 of the FCBS Confidential Disclosure Schedule sets forth a list of all Derivative Transactions to which FCBS or FCBS Bank is a party. All Derivative Transactions to which FCBS or FCBS Bank is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FCBS and FCBS Bank, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of FCBS or FCBS Bank of FCBS, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. FCBS and FCBS Bank that is a party to any such Derivative Transaction has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to FCBS’ knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     Section 3.22. Loans; Nonperforming and Classified Assets.
          (a) Each Loan on the books and records of FCBS and FCBS Bank was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business.
          (b) Schedule 3.22 of the FCBS Confidential Disclosure Schedule sets forth a list, as to FCBS and FCBS Bank and as of the latest practicable date prior to the date of this Agreement, of: (i) any non-accrual Loan; (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by FCBS or FCBS Bank or an applicable Regulatory Authority (it being understood that no representation is being made that the FRB or OCC would agree with the loan classifications established by FCBS or FCBS Bank); (iii) a listing of the Other Real Estate Owned (OREO) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of FCBS or FCBS Bank, or to the knowledge of FCBS, any Person controlling, controlled by or under common control with any of the foregoing.
     Section 3.23. Allowance for Loan and Lease Losses. The Allowance for Loan Losses of FCBS and FCBS Bank (“ALL”) is adequate in all material respects as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.
     Section 3.24. Fiduciary Accounts; Trust Powers. FCBS and FCBS Bank have properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither FCBS nor FCBS Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. The FCBS Bank does not have or exercise trust powers, including but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof.
     Section 3.25. Books and Records. All books and records of FCBS and FCBS Bank have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of FCBS and FCBS Bank.
     Section 3.26. Opinion of Financial Advisor. FCBS has received from Peacock, Hislop, Staley & Given, Inc. (the “FCBS Financial Advisor”) its opinion, dated February 7, 2007 (the “FCBS Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of FCBS.
     Section 3.27. Brokers. Except for fees payable to Carpenter & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Holding Company Merger or Bank Merger based upon arrangements made by or on behalf of FCBS or FCBS Bank.

     Section 3.28. No Other Merger or Business Combination Agreements. FCBS does not have any legal obligation, absolute or contingent, to any Person, other than CVBF, to sell, directly or indirectly, FCBS or FCBS Bank or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of FCBS or FCBS Bank or to enter into any agreement with respect thereto.
     Section 3.29. Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV
Representations and Warranties of CVBF
     Except as set forth in a disclosure schedule delivered by CVBF to FCBS prior to the execution of this Agreement (the “CVBF Confidential Disclosure Schedule”), which identifies exceptions by specific Section references, CVBF hereby represents and warrants to FCBS as follows:
     Section 4.1. Organization and Qualification; Subsidiaries. CVBF is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is a registered bank holding company under the BHCA. Each of CVBF and CVBF Bank has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of CVBF and CVBF Bank has the requisite corporate power and authority and all necessary Governmental Approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of CVBF and CVBF Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF.
     Section 4.2. Articles of Incorporation and Bylaws; Corporate Books and Records. Except as set forth in Schedule 4.2 of CVBF Confidential Disclosure Schedules, the copies of CVBF’s Articles of Incorporation, as amended (the “CVBF Articles”), and Bylaws, as amended (the “CVBF Bylaws”), that are listed as exhibits to CVBF’s Form 10-K for the year ended December 31, 2005 are complete and correct copies thereof as in effect on the date hereof. CVBF is not in violation of any of the provisions of CVBF Articles or CVBF Bylaws. True and complete copies of all minute books of CVBF and CVBF Bank, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2004 to the date hereof, have been made available by CVBF to FCBS.
     Section 4.3. Capitalization. As of the date hereof, the authorized capital stock of CVBF consists of (a) 122,070,312 shares of CVBF Common Stock, of which (i) 84,284,263 are issued and outstanding and all of which are validly issued, fully paid, nonassessable and free of preemptive rights, and (ii) 1,328,906 shares of CVBF Common Stock are issuable (and such number is reserved for issuance) upon exercise of options of CVBF outstanding as of the date hereof and (b) 20,000,000 shares of CVBF Preferred Stock, of which no shares are issued and outstanding. The shares of CVBF Common Stock to be issued in the Holding Company Merger are duly authorized and, if and when so issued, will (i) be validly issued and outstanding, fully paid and nonassessable, (ii) will have been registered under the Securities Act or exempt from the registration provisions thereof, and (iii) will have been registered or qualified under the Blue Sky Laws of all jurisdictions in which such registration or qualification is so required.
     Section 4.4. Significant Subsidiaries. CVBF has no Significant Subsidiaries other than CVBF Bank and CVBF Bank has no Subsidiaries. Except as set forth in Section 4.4 of CVBF Confidential Disclosure Schedule, CVBF owns all of the issued and outstanding shares of capital stock of CVBF Bank, free and clear of any Liens and all of such shares have been duly authorized, validly issued, fully paid and are non-assessable. True and complete copies of CVBF Bank’s Articles of Incorporation, Bylaws or equivalent organizational documents have been delivered to FCBS. CVBF Bank is not in violation of its respective organizational documents.
     Section 4.5. Authority.
          (a) CVBF has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Agreement of Merger by CVBF and the consummation by CVBF of the transactions contemplated hereby and thereby have been duly and validly authorized by action of the Board of Directors of CVBF (the “CVBF Board”) and no other corporate action or proceedings on the part of CVBF are necessary to authorize its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby. This Agreement has been and the Agreement of Merger will be, duly and validly executed and delivered by CVBF and, assuming the due authorization, execution and delivery hereof by FCBS, constitutes a legal, valid and binding obligation of CVBF, enforceable against CVBF in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).
          (b) By resolutions duly adopted at a meeting of CVBF Board duly called and held on February 7, 2007, by the affirmative vote of CVBF Board required to do so pursuant to the CVBF Articles and the applicable provisions of the CGCL, CVBF Board has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Holding Company Merger) are fair to and in the best interests of CVBF and its shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Holding Company Merger and the issuance of shares of CVBF Common Stock (the “CVBF Shares”) pursuant to the Holding Company Merger (the “CVBF Board Approval”). A true and correct copy of such resolutions, certified by CVBF’s corporate secretary, has been furnished to FCBS and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way. No vote of the shareholders of CVBF is required by law, the CVBF Articles or CVBF Bylaws, or otherwise to approve this Agreement and the Holding Company Merger.
     Section 4.6. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.6(a) of CVBF Confidential Disclosure Schedule, (i) the execution and delivery of this Agreement and the Agreement of Merger, and (ii) the execution and delivery of the Agreement of Bank Merger by CVBF Bank, do not, and the performance of this Agreement and the transactions contemplated hereby and thereby (including the Holding Company Merger and the Bank Merger) by CVBF and CVBF Bank, as the case may be, will not, (x) conflict with or violate any provision of the CVBF Articles or CVBF Bylaws or any equivalent organizational documents of CVBF Bank, (y) conflict with or violate any Law applicable to CVBF or CVBF Bank or by which any property or asset of CVBF or CVBF Bank are bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 4.6(b) have been obtained and all filings and notifications described in Section 4.6(b) have been made and any waiting periods thereunder have terminated or expired) or (z) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of CVBF or CVBF Bank pursuant to any CVBF Material Contract filed (as defined in Section 4.15 herein), any CVBF Permit, or other instrument or obligation.
          (b) (i) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by CVBF and (ii) the execution and delivery of the Agreement of Bank Merger, and the consummation of the Bank Merger, by CVBF Bank, do not, and the performance of the transactions contemplated by this Agreement by CVBF and CVBF Bank will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in Section 4.6(b) of CVBF Confidential Disclosure Schedule. CVBF has no knowledge of any reason why all Government Approvals required for consummation of the transactions contemplated by this Agreement, including the Holding Company Merger and the Bank Merger, will not be obtained on a timely basis.
     Section 4.7. Litigation. Except as and to the extent disclosed in CVBF SEC Filings filed prior to the date of this Agreement or as set forth in Section 4.7 of CVBF Confidential Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of CVBF, threatened against CVBF or CVBF Bank or which CVBF or CVBF Bank have initiated, (b) neither CVBF nor CVBF Bank are subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CVBF, threatened against CVBF or CVBF Bank that challenges the validity or propriety or seeks to prevent consummation of, the Holding Company Merger or the Bank Merger.
     Section 4.8. Permits; Compliance With Law.
          (a) Each of CVBF and CVBF Bank is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business substantially in the manner as it is being conducted (the “CVBF Permits”), and all such CVBF Permits are valid, and in full force and effect and, to CVBF’s knowledge, no suspension or cancellation of any of them is threatened.
          (b) Neither CVBF nor CVBF Bank is in default or violation of, (i) any Law applicable to CVBF or CVBF Bank or by which any of their respective properties or assets is bound or affected or (ii) any CVBF Permits.
          (c) CVBF Bank received a rating of “Satisfactory” in its most recent examination for compliance with the Community Reinvestment Act.
     Section 4.9. SEC Filings; Financial Statements; Regulatory Reports.
          (a) CVBF has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2005 (collectively, the “CVBF SEC Filings”). Each CVBF SEC Filing (i) as of the time it was filed, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed (or if subsequently amended or superseded by an CVBF SEC Filing made on or prior to the date of this Agreement, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) CVBF’s consolidated financial statements (including, in each case, any notes and schedules thereto) contained in CVBF SEC Filings were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CVBF and the consolidated Subsidiaries of CVBF as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which did not and which are not expected to, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF).
          (c) Except as and to the extent set forth on the consolidated balance sheet of CVBF and its consolidated Subsidiaries as of September 30, 2006 (the “CVBF Balance Sheet”), neither CVBF nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) incurred in the ordinary course of business since September 30, 2006 that would not, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF or (ii) incurred or provided for in, or as contemplated by, this Agreement.
          (d) Each required form, report and document containing financial statements that CVBF has filed with or furnished to the SEC since December 31, 2005 was accompanied by the certifications required to be filed or furnished by CVBF’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act in all material respects, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither CVBF nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. CVBF’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable CVBF to comply with, and the appropriate officers of CVBF to make all certifications required under, the provisions of the Sarbanes-Oxley Act pertaining to disclosure controls and procedures. CVBF’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to CVBF and its consolidated Subsidiaries, required to be included in any of CVBF SEC Filings, were made known to CVBF management, including its chief executive officer and chief financial officer, respectively, on a timely basis. Neither CVBF, nor any of its officers, has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. CVBF knows of no reason why CVBF’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e) Each of CVBF and CVBF Bank has filed all material documents and reports relating to each of CVBF and CVBF Bank required to be filed with Regulatory Authorities. All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities.
          (f) CVBF and CVBF Bank maintain a system of internal accounting controls sufficient to provide assurance that (i) transaction are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither CVBF nor, to CVBF’s knowledge, CVBF’s independent auditors or any employee of CVBF or CVBF Bank has identified or been made aware of (A) any fraud, whether or not material, that involves CVBF’s or CVBF Bank’s management or other employees who have a role in the preparation of financial statements or the internal controls used or utilized by CVBF or CVBF Bank or (B) any claim or allegation regarding any of the foregoing.
     Section 4.10. Regulatory Matters. Except as may otherwise be set forth in Section 4.10 of CVBF Confidential Disclosure Schedule, neither CVBF nor CVBF Bank (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Section 4.10 of CVBF Confidential Disclosure Schedule, all compliance or corrective action relating to CVBF or CVBF Bank required by Regulatory Authorities having jurisdiction over CVBF or CVBF Bank has been taken. Each of CVBF and CVBF Bank has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.
     Section 4.11. Absence of Certain Changes or Events. Since September 30, 2006, except as set forth in Section 4.11 of CVBF Confidential Disclosure Schedule, (i) CVBF and CVBF Bank have conducted their business in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to CVBF or an event or development that would, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF or CVBF Bank.
     Section 4.12. Transactions with Interested Persons. Except as set forth in CVBF SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 4.14 of CVBF Confidential Disclosure Schedule, no officer, director or employee or affiliate of CVBF or CVBF Bank nor, to CVBF’s knowledge, any member of the immediate family of any such officer, director or employee or affiliate, is presently a party to any transaction with CVBF or CVBF Bank of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K.
     Section 4.13. Material Contracts. Except as set forth in Section 4.15 of CVBF Confidential Disclosure Schedule, none of CVBF or CVBF Bank are parties to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) which would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger, (c) limits the ability of CVBF or CVBF Bank from competing in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires CVBF or CVBF Bank to offer products or services of any other Person on a priority or exclusive basis, or (d) gives rise to any material payments or material benefits to any other Person as a result of the transactions contemplated hereby, including the Holding Company Merger and the Bank Merger (collectively, “CVBF Material Contracts”). Each CVBF Material Contract is valid and binding on CVBF or CVBF Bank (as the case may be) that is a party thereto and, to CVBF’s knowledge, each other party thereto, and is in full force and effect, and CVBF or CVBF Bank that is a party thereto has performed all of its obligations required to be performed by it to the date hereof under each such CVBF Material Contract and, to CVBF’s knowledge, each other party to each CVBF Material Contract has in all respects performed all obligations required to be performed by it under such CVBF Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF. None of CVBF or CVBF Bank have received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any CVBF Material Contract.
     Section 4.14. Environmental Matters.
          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to CVBF, to CVBF’s knowledge, CVBF and CVBF Bank (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.
          (b) None of CVBF or CVBF Bank have received any written notice, demand, letter, claim or request for information alleging that CVBF or CVBF Bank may be in violation of, or liable under, any Environmental Law.
          (c) Neither CVBF or CVBF Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of CVBF, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.
          (d) None of the real property owned or leased by CVBF or CVBF Bank is listed or, to the knowledge of CVBF, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
          (e) To the knowledge of CVBF, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by CVBF or CVBF Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving CVBF or CVBF Bank based on or related to any Environmental Law.
     Section 4.15. Intellectual Property. Each of CVBF and CVBF Bank owns or has a valid and binding license to use all CVBF Intellectual Property necessary to carry on its business substantially as currently conducted. Neither CVBF nor CVBF Bank has received any notice of infringement of or conflict with, and to FCBS’ knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property.
     Section 4.16. Taxes.
          (a) Each of CVBF and CVBF Bank has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.
          (b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of CVBF and CVBF Bank did not, as of the dates of the most recent financial statements contained in CVBF SEC Filings, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such financial statements.
          (c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to CVBF or CVBF Bank have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing to CVBF, CVBF Bank or any of their respective affiliates and (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of CVBF or CVBF Bank is being conducted by any Tax authority or Governmental Entity, and neither CVBF nor CVBF Bank has received notification in writing that any such audit or other proceeding is pending.
          (d) There are no material Tax liens upon any property or assets of CVBF or CVBF Bank except (i) liens for current Taxes not yet due and payable and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.
          (e) CVBF and CVBF Bank have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.
          (f) Neither CVBF or CVBF Bank has any liability for the Taxes of any Person (other than members of the consolidated group of which CVBF is the common company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.
          (g) CVBF and CVBF Bank have made available to FCBS correct and complete copies of all federal Tax Returns for Tax periods ending on or after December 31, 2004.
          (h) Neither CVBF nor CVBF Bank are a party to, is bound by or has any obligation under any material Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any agreement, contract or other arrangement between CVBF and CVBF Bank.
     Section 4.17. Insurance. CVBF and CVBF Bank are insured with reputable insurers against such risks and in such amounts as is customary and prudent in accordance with prevailing practices in the banking industries. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and all of such policies, or predecessor policies covering similar risks, have been in full force and effect continuously for at least the past five (5) years. No insurer has advised CVBF or CVBF Bank that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against CVBF or CVBF Bank.
     Section 4.18. Properties. Each of CVBF and CVBF Bank has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on CVBF Balance Sheet or acquired after the date thereof (“CVBF Property”), except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.20 of CVBF Confidential Disclosure Schedule, CVBF Property is free and clear of all Liens except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) any Liens that do not materially detract from the value or impair the use of the Property or assets subject thereto.
     Section 4.19. Allowance for Loan and Lease Losses. The ALL of CVBF and CVBF Bank is, and shall be as of the Effective Time, adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.
     Section 4.20. No Other Merger or Business Combination Agreements. As of the date hereof, CVBF does not have any legal obligation, absolute or contingent, to any other Person to sell, directly or indirectly, CVBF or CVBF Bank or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of CVBF or CVBF Bank or to enter into any agreement with respect thereto.
     Section 4.21. Ownership of FCBS Stock. As of the date hereof, neither CVBF nor any of CVBF’s Affiliates directly or indirectly Beneficially Owns or otherwise owns any FCBS Stock.
     Section 4.22. No Brokers. Except as set forth in Section 4.23 of CVBF Confidential Disclosure Schedule, no action has been taken by CVBF or CVBF Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     Section 4.23. Books and Records. All books and records of CVBF and CVBF Bank have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CVBF and CVBF Bank.
     Section 4.24. Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
Mutual Covenants of the Parties
     Section 5.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CVBF and FCBS agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the parties to consummate, as soon as practicable, the Holding Company Merger and the Bank Merger and the other transactions contemplated hereby which are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end.
     Section 5.2. Fairness Hearing and Proxy Statement.
          (a) Fairness Hearing. As promptly as practicable after the execution of this Agreement, CVB and FCBS shall prepare, and CVB shall file with the Corporations Commissioner; (i) the notice meeting the requirements of the California Code of Regulations, Title 10, Chapter 3, Subchapter 1, Article 2, as amended (the “Hearing Notice”), concerning the hearing to be held by the Corporations Commissioner to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the CSL (the “Hearing”); and (ii) the application for permit to be filed with the Corporations Commissioner in connection with the Hearing (the “Permit Application”). As soon as permitted by the Corporations Commissioner, FCBS shall mail the Hearing Notice to all FCBS Shareholders entitled to receive such notice. CVB and FCBS will notify each other promptly of the receipt of any comments from the Corporations Commissioner or its staff and of any request by the Corporations Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Corporations Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. FCBS hereby confirms that it has evaluated the fairness of the terms and conditions of the transactions contemplated herein, including, but not limited to the consideration to be received by the FCBS Shareholders following consummation of such transactions and agrees not to object at the Hearing to the fairness of such terms and conditions of the transactions contemplated herein.
          (b) Registration Statement. In the event that the Corporations Commissioner does not issue the permit pursuant to Section 25121 of the CGCL following the Hearing or advises CVBF in writing that it will not hold a Hearing, CVB and FCBS covenant and agree that they will promptly prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-4 (the “Registration Statement on Form S-4”) and Proxy Statement and prospectus as it pertains to CVB and FCBS, respectively, and use their best efforts to have the Form S-4 declared effective as soon thereafter as possible. CVB and FCBS covenant and agree that the Form S-4, with respect to the information pertaining to such party, will comply in all material respects with the provisions of applicable law and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Each of CVBF and FCBS shall furnish such information about itself and its business, its management and its financial condition and operating results, including its respective consolidated financial statements, appropriate opinions and consents as the other party may reasonably request for inclusion or incorporation in, and the parties shall otherwise cooperate with each other in connection with the preparation of the Proxy Statement.
          (c) Proxy Statement. The Proxy Statement shall include (A) subject to Section 6.3 hereof, FCBS Board’s recommendation that FCBS Shareholders vote in favor of adoption of this Agreement (the “FCBS Board Recommendation”) and (B) a discussion of FCBS Fairness Opinion referred to in Section 3.26 hereof in compliance with applicable Law.

          (d) Mailing. Following the approval of the Permit Application, FCBS shall mail the Proxy Statement to the FCBS Shareholders in sufficient time to enable FCBS Shareholder Meeting to be held as soon as practicable.
          (e) Accuracy of Information. Each of FCBS and CVBF agrees that none of the information supplied by it for inclusion or incorporation by reference in the Hearing Notice or Proxy Statement shall contain, on (i) the date it is first mailed to FCBS Shareholders and (ii) at the time or times when FCBS Shareholder Meeting is held, any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier FCBS or CVBF communication with respect to the solicitation of proxies for FCBS Shareholder Meeting which has become false or misleading. If at any time prior to FCBS Shareholder Meeting, any event relating to FCBS or FCBS Bank or CVBF or CVBF Bank, or their respective affiliates, officers or directors, should be discovered by FCBS or CVBF, as the case may be, which should be set forth in an amendment or a supplement to the Hearing Notice or Proxy Statement, FCBS or CVBF will promptly inform the other party. Neither FCBS nor CVBF makes any representation or warranty with respect to any information supplied by the other party which is contained in or incorporated by reference in any of the foregoing documents.
     Section 5.3. Public Announcements. The press release announcing the execution by the parties of this Agreement shall be issued only in such form as shall be mutually agreed upon by FCBS and CVBF. Neither FCBS nor CVBF shall issue any other press release or otherwise make any public statement with respect to this Agreement and the Holding Company Merger or Bank Merger or which could reasonably be expected to affect the outcome of the voting by the FCBS Shareholders on the Holding Company Merger without first consulting and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed) to the issuance of such press release or the making of such public statement. Notwithstanding the foregoing, however, a party may issue such a press release or make such a public statement without consulting or obtaining the prior consent of the other party, provided that such party concludes in good faith, after consultation with its legal counsel, that such party is required by applicable Law (or by any listing agreement with a national securities exchange or automated quotation system applicable to it) to issue such press release or make such public statement.
     Section 5.4. Appropriate Actions; Consents; Filings.
          (a) CVBF and FCBS shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise in order to consummate and make effective the transactions contemplated by this Agreement that are intended to be consummated prior to the Effective Time as promptly as practicable hereafter, (ii) obtain from any Governmental Entity any Government Approvals required to be obtained or made by FCBS or CVBF or any of their respective Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Holding Company Merger and the Bank Merger as contemplated hereby and thereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Holding Company Merger and the Bank Merger required under (A) the BHCA, (B) the California Financial Code, (C) the Bank Merger Act, (D) the Exchange Act, (E) the National Bank Act and any other applicable federal or state securities Laws, and (F) any other applicable Law; provided, that FCBS and CVBF shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided further, that any initial filings with Governmental Entities (other than the Registration Statement, the Agreement of Merger, the Certificate of Merger and the Agreement of Bank Merger) shall be made by CVBF as soon as reasonably practicable after the execution hereof; and provided further, that nothing in this Section 5.4(a) shall require the expenditure of money by CVBF or FCBS to a third party in exchange for any such consent (other than filing or processing fees) except as required by applicable Law. FCBS and CVBF shall furnish to each other all information reasonably required for any application or other filing under applicable Law in connection with the transactions contemplated by this Agreement.
          (b) FCBS and CVBF shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) disclosed in the FCBS Confidential Disclosure Schedule or CVBF Confidential Disclosure Schedule, as applicable. In the event that either party shall fail to obtain any such third party consent, that party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect on the consummation of the Holding Company Merger, the Bank Merger, FCBS and CVBF, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
     Section 5.5. Tax Treatment of the Holding Company Merger. CVBF and FCBS intend that the Holding Company Merger qualify as a tax-free reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties and their Subsidiaries, respectively, both before and after the Effective Time, shall (a) use reasonable best efforts to cause the Holding Company Merger to so qualify; (b) refrain from taking any action that would reasonably be expected to cause the Holding Company Merger to fail to so qualify; and (c) take the position for all tax purposes that the Holding Company Merger so qualifies. Each of FCBS and CVBF shall furnish such representation letters and other written material as shall be reasonably requested by its counsel to render the opinions set forth in Section 10.1(f) herein.
     Section 5.6. Notification of Certain Matters. Each of FCBS and CVBF shall give prompt notice to the other of any fact, event or circumstance that becomes known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) could reasonably be expected to result in the failure of a condition in Article VIII, IX or X to be satisfied.
     Section 5.7. Dividends. Until the Effective Time, FCBS and CVBF shall coordinate the declaration and payment of any dividends in respect of FCBS Stock and CVBF Common Stock and the record dates and the payment dates relating thereto, it being the intention of CVBF and FCBS that holders of FCBS Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FCBS Stock and/or any shares of CVBF Common Stock that any such holder receives in exchange therefore pursuant to the Holding Company Merger.

ARTICLE VI
Covenants of FCBS
     Section 6.1. Conduct of Business by FCBS Pending the Closing. FCBS agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, except as set forth in Section 6.1 of the FCBS Confidential Disclosure Schedule or as specifically required or permitted by this Agreement or required by Law, unless CVBF shall otherwise consent thereto in writing, FCBS shall, and shall cause FCBS Bank to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its reasonable best efforts to (x) preserve its and FCBS Bank’s business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact, (y) keep available the present services of the current officers and employees of FCBS Bank, and (z) preserve the goodwill of the customers of FCBS Bank with whom business relationships exist. By way of amplification and not limitation, except as set forth in Section 6.1 of the FCBS Confidential Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, FCBS shall not, and shall not permit FCBS Bank or any other Subsidiary to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of CVBF (which consent shall not be unreasonably withheld or delayed):
          (a) amend or otherwise change its Articles of Incorporation, Bylaws or equivalent organizational documents;
          (b) enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other Person, or a letter of intent or agreement in principle with respect thereto, other than in accordance with Section 6.3(e) of this Agreement or as contemplated by this Agreement;
          (c) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock or rights of, or other Equity Interests in, of FCBS or FCBS Bank of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of FCBS or FCBS Bank, including but not limited to any shares of capital stock to be issued but excluding the issuance of FCBS Stock upon the exercise or conversion of FCBS Options outstanding as of the date hereof in accordance with their terms;
          (d) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of FCBS or deposits of FCBS Bank, except (i) pursuant to existing Contracts or commitments listed on Section 6.1(d) of the FCBS Confidential Disclosure Schedule; (ii) the sale of U. S. Small Business Administration or commercial loans in the ordinary course of business consistent with past practice; (iii) the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice and in a transaction that together with all other transactions is not material to FCBS Bank taken as a whole, or (iv) pursuant to Section 6.12 hereof;

          (e) other than normal quarterly cash dividends not in excess of $1.00 per share of FCBS Stock, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof); provided, however, that no dividends shall be paid by FCBS Bank if (i) FCBS Bank shall be required to borrow funds to do so or (ii) such dividend shall cause FCBS Bank to cease to qualify as a “well-capitalized” institution under applicable FRB or FDIC rules;
          (f) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, debt, other Equity Interests or other securities;
          (g) enter into any agreement or otherwise agree to acquire, directly or indirectly (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), all or any portion of the assets or properties of any business, or any interest therein (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice);
          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, other than in the ordinary course of business consistent with past practice;
          (i) terminate, cancel or request any material change in, or agree to any material change in, or enter into any new, FCBS Material Contract, other than in the ordinary course of business and consistent with past practice;
          (j) except as may be required by contractual commitments or corporate policies with respect to bonuses, annual salary increases, severance or termination pay in existence on the date of this Agreement and except for bonus payments identified in Section 6.1(j) of the FCBS Confidential Disclosure Schedule relating to service performed during FCBS’ 2006 fiscal year: (i) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees other than increases in compensation for non-executive officers and other employees in the ordinary course of business and consistent with past practice; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of FCBS Bank, or establish, adopt, enter into, make any contribution to, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, except to the extent required by applicable Law or this Agreement or to satisfy contractual obligations existing as of the date hereof or as otherwise set forth on Schedule 6.1(j) of the FCBS Confidential Disclosure Schedule; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any FCBS Benefit Plan, other than as permitted by this Agreement;
          (k) hire any person as an employee of FCBS Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 6.1(k) of the FCBS Confidential Disclosure Schedule, (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of FCBS Bank, and (iii) persons hired to fill newly created positions other than any person to be hired under this clause (iii) who would be entitled to receive cash compensation, including any guaranteed bonus, of more than $75,000 per annum;

          (l) enter into any new line of business except as set forth in Section 6.1(l), offer any new product or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies except as required by a Governmental Entity or file any application or make any contract with respect to branching or site location or branching or site relocation;
          (m) enter into any Derivatives Transaction;
          (n) acquire (other than by way for foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of one (1) year or less;
          (o) make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceeds $100,000 without submitting complete loan package information customarily submitted to the Board of Directors of FCBS Bank or the loan committee of FCBS Bank in connection with obtaining approval of such action to the Chief Credit Officer of CVBF for review with a right of comment at least three (3) Business Days prior to taking such action; provided, that, if CVBF objects in writing to such loan or loan commitment or renewal or extension thereof by the end of such third Business Day, FCBS shall be required to obtain the approval of a majority of the members of (i) FCBS or the Board of Directors of FCBS Bank (as applicable) or (ii) the loan committee of FCBS Bank, prior to making such loan or loan commitment or renewal or extension thereof;
          (p) make any capital expenditures other than those identified in Section 6.1(p) of the FCBS Confidential Disclosure Schedule and other additional capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $100,000 in the aggregate;
          (q) accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;
          (r) make any material change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity;
          (s) waive, release, assign, settle or compromise any claims, or any litigation or arbitration for an amount in excess of $50,000, individually, or $100,000 in the aggregate, or which would impose any restriction on FCBS Bank’s ability to conduct its business as presently conducted or would create a precedent for claims that are reasonably likely to be material to FCBS Bank taken as a whole;
          (t) make any material tax election, settle or compromise any material liability for Taxes, extend the statute of limitations with any Tax authority, or file any proceeding in court in any tax litigation or any appeal from an asserted tax deficiency file or amend any Tax Return or file any refund for Taxes, other than in the ordinary course of business;
          (u) reclassify any investment security from hold-to-maturity or available to sale to trading; or

          (v) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 6.2. Access to Information; Confidentiality. From the date of this Agreement to the Effective Time, FCBS shall, and shall cause FCBS Bank and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to, subject to applicable Law, (a) provide to CVBF and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of FCBS Bank and to the books and records (including, without limitation, tax returns and work papers of independent auditors) thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of FCBS Bank as CVBF and its Representatives may reasonably request, provided that such access and furnishing of information does not impair FCBS’ ability to conduct its operations in the ordinary course of business. Except as required by Law or as necessary to consummate the transactions contemplated by this Agreement, CVBF and FCBS shall not disclose the FCBS Confidential Disclosure Schedule and CVBF Confidential Disclosure Schedule, respectively, to any other party. With respect to the information disclosed pursuant to this Section 6.2 and the Confidential Disclosure Schedules, the parties shall comply with all of their respective confidentiality and other obligations under that certain letter agreement dated December 6, 2006, previously executed by CVBF and FCBS (the “Confidentiality Agreement”).
     Section 6.3. No Solicitation of Acquisition Proposals.
          (a) FCBS agrees that neither it nor FCBS Bank shall, and that it shall direct and use its reasonable best efforts to cause its and FCBS Bank’s Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to facilitate an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal or take any other action designed to facilitate or that is likely to result in, any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate the submission of any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions with any Person with respect to an Acquisition Proposal, except to notify such Person as to the existence of these provisions and refer such Person to this Agreement; (iv) approve, endorse or recommend, or propose to approve, endorse, or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal; or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. FCBS agrees that it shall immediately terminate and shall cause FCBS Bank, and use its reasonable best efforts to cause FCBS Bank’s Representatives, to terminate, immediately, all current discussions or negotiations (if any) in which any of them may be involved with any third party with respect to an Acquisition Proposal. FCBS also shall promptly request that each Person which has heretofore executed a confidentiality agreement with it or FCBS Bank or any of FCBS Bank’s Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to return promptly or destroy all confidential information heretofore furnished to such Person or its Representatives in accordance with the terms of such Person’s confidentiality agreement.
          (b) Notwithstanding Section 6.3(a) or anything to the contrary that may be contained elsewhere in this Agreement, if, prior to the date of FCBS Shareholders’ Meeting, FCBS Bank, or any of their respective Representatives, receives a written Acquisition Proposal from any Person, which Acquisition Proposal did not result from a breach of Section 6.3(a) and appears, on its face to be bona fide, and FCBS Board (or any committee thereof) determines in good faith, after consultation with its financial advisor (which may be FCBS Financial Advisor or any affiliate thereof), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then, subject to its compliance with this Section 6.3 and after giving notice to CVBF may (i) furnish information with respect to FCBS to the Person who has made such Acquisition Proposal, or any of its Representatives, pursuant to a confidentiality agreement containing confidentiality provisions not materially less restrictive than those contained in the Confidentiality Agreement; provided that such information has previously been provided to CVBF or is provided to CVBF substantially concurrently with the time it is provided to such Person or its Representatives, and (ii) participate in discussions and negotiations with such Person regarding such Acquisition Proposal. FCBS shall advise CVBF orally and in writing of the receipt of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (in each case within two (2) Business Days of receipt thereof), specifying the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal or inquiry (as the case may be) and FCBS shall use its reasonable best efforts to provide to CVBF a copy of all written materials provided to FCBS Bank in connection with any such Acquisition Proposal not later than 48 hours after the receipt of same by FCBS Bank and, in order to be able to do so, FCBS agrees that FCBS Bank will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits FCBS from providing such information to CVBF. FCBS shall notify CVBF (within 48 hours) orally and in writing of any material modifications to the financial or other material terms of any such Acquisition Proposal or inquiry and shall provide to CVBF, within that same timeframe, a copy of all written materials subsequently provided to or by FCBS Bank in connection with any such Acquisition Proposal.
          (c) Neither FCBS Board nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to CVBF, FCBS Board Recommendation or resolve to do so; provided, however, that notwithstanding the foregoing, FCBS Board, or any committee thereof, may withdraw, or modify or amend in a manner adverse to CVBF, FCBS Board Recommendation and if it takes such action, it also may terminate its efforts to hold, and cancel or postpone, FCBS Shareholders’ Meeting, in the event that FCBS receives a Superior Proposal and FCBS Board, or any committee thereof, determines in good faith, after consultation with its outside legal counsel (which may be its current outside legal counsel), that failure to take such actions could result in a breach of FCBS Board’s fiduciary obligations under Governing Law.
          (d) In addition to the obligations set forth in Sections 6.3(a) and 6.3(b), FCBS shall (i) advise CVBF as promptly as practicable (and in any event within 24 hours) following the commencement of any discussions or negotiations with respect to any Acquisition Proposal and the material terms and conditions that are the subject of such discussions or negotiations and (ii) keep CVBF reasonably informed of the status and material details (including material amendments) with respect to the information previously provided, pursuant to this Section 6.3(d), by FCBS in connection with any such Acquisition Proposal.
          (e) FCBS Board (or any committee thereof) may, after the date of this Agreement and prior to the date of FCBS Shareholders’ Meeting, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:
               (i) such Superior Proposal did not result from a breach by FCBS of its covenants contained in Section 6.3 hereof;
               (ii) FCBS Board (or any committee thereof) shall have first provided prior written notice to CVBF that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and
               (iii) CVBF does not make, within five (5) Business Days after the receipt of the notice referred to in clause (ii) of this Section 6.3(e), a binding, written and complete (including any schedules or exhibits) proposal that FCBS Board (or any committee thereof) determines in good faith, after consultation with its financial advisor (which may be FCBS Financial Advisor or any affiliate thereof), is more favorable to the shareholders of FCBS as such Superior Proposal and which, by its terms, may be accepted at any time within five (5) Business Days following such five (5) Business Day period.
          (f) In the event of any termination of this Agreement by FCBS pursuant to Section 6.3(e), FCBS shall pay, as a condition to such termination, the termination fee to CVBF pursuant to Section 11.2(b) as a condition precedent to such termination.
          (g) FCBS shall be permitted to comply with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A promulgated under the Exchange Act; provided, however, that compliance with such rules and items will in no way limit or modify the effect of such action pursuant to such rules and items would otherwise have under this Agreement.
          (h) If FCBS Board or any committee thereof takes, agrees or resolves to take any action permitted by this Section 6.3 without FCBS Bank or any of its Representatives breaching any of the terms of this Section 6.3, including, but not limited to any of the actions set forth in Section 6.3(c) and Section 6.3(e) above, such action shall not, in any way, constitute a breach of this Agreement by FCBS.
     Section 6.4. Accounting. At or prior to the Effective Time, FCBS shall and shall cause FCBS Bank to, consistent with GAAP, the rules and regulations of the SEC, and applicable Law, modify or change its loan, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CVBF; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 8.1(e); and further provided, that in any event, no accrual or reserve made by FCBS Bank pursuant to this Section 6.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement or condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FCBS Bank with any such adjustments.
     Section 6.5. Control of FCBS’ Business. Nothing contained in this Agreement shall give CVBF, directly or indirectly, the right to control or direct FCBS’ operations prior to the Effective Time. Prior to the Effective Time, each of FCBS and CVBF shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 6.6. Affiliates. FCBS shall cooperate to use its commercially reasonable best efforts to identify those Persons who may be deemed to be “affiliates” of FCBS within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being “FCBS Affiliates”). FCBS shall use its commercially reasonable best efforts to cause each Person so identified to deliver to CVBF, no later than the date of FCBS Shareholders’ Meeting, a written agreement substantially in the form of Exhibit E hereto.

     Section 6.7. Estoppel Letters. FCBS shall use its commercially reasonable best efforts to obtain and deliver to CVBF at the Effective Time with respect to all real estate leased by FCBS Bank, an estoppel letter dated as of date within fifteen (15) days of the Closing.
     Section 6.8. Noncompetition/Nonsolicitation Agreements. FCBS shall use its reasonable best efforts to cause each member of FCBS Board identified on Schedule 3 and Schedule 4 to have executed and delivered to CVBF a Noncompetition/Nonsolicitation Agreement in the form of Exhibit C-1 hereto and a Nonsoliciation Agreement in the form of Exhibit C-2 hereto simultaneously with the execution of this Agreement.
     Section 6.9. FCBS Benefit Plans. FCBS shall terminate, amend or take such other actions with respect to FCBS Benefits Plans as are set forth in Section 7.4 as and when specified in Section 7.4.
     Section 6.10. Transaction Expenses. FCBS shall exercise its commercially reasonable efforts to ensure that at least two (2) Business Days prior to the Effective Time of the Holding Company Merger, all attorneys, accountants, investment bankers and other advisors and agents for FCBS Bank shall have submitted to FCBS estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, FCBS shall have prepared and submitted to CVBF a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Holding Company Merger FCBS shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to FCBS for services rendered, a copy of which FCBS shall have caused to be delivered to CVBF, and based on such summary, FCBS shall have prepared and submitted to CVBF a final calculation of such fees and expenses, and shall accrue and pay the amount of such fees and expenses as calculated above, after a copy of all such bills and calculation of such fees and expenses has been delivered to CVBF. Nothing herein shall invalidate responsibility to pay any valid invoice received after the Effective Time of the Holding Company Merger.
     Section 6.11. Shareholder Meeting and Approval. FCBS shall seek and shall use its reasonable best efforts to obtain as soon as reasonably practicable FCBS Shareholder Approval, in accordance with the applicable provisions of the FCBS Articles and FCBS Bylaws, the CGCL and this Agreement, at a duly called and noticed meeting of FCBS Shareholders to be held for the purpose of considering and voting on the approval of that matter including any adjournment or postponement thereof (the “FCBS Shareholders’ Meeting”).
     Section 6.12. Excluded Loans. FCBS shall use its commercially reasonably best efforts to sell or otherwise dispose of the loans set forth on Schedule 6.12 attached hereto. CVBF may waive this requirement by written notice delivered to FCBS within 45 days of the execution of this Agreement.
     Section 6.13. Net Issue Exercise. FCBS Board shall not authorize any cashless exercise of FCBS Options under the FCBS Stock Option Plan.
ARTICLE VII
Covenants of CVBF
     Section 7.1. Conduct of Business by CVBF Pending the Closing. CVBF agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, except as set forth in Section 7.1 of CVBF Confidential Disclosure Schedule or as specifically required or permitted by this Agreement or required by Law, unless FCBS shall otherwise consent thereto in writing (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given by FCBS if it does not refuse its consent within three (3) Business Days of its receipt of a request therefore from CVBF), CVBF shall, and shall cause CVBF Bank to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its reasonable best efforts to (y) preserve its and CVBF Bank’s business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact and (z) preserve the goodwill of the customers of CVBF and CVBF Bank with whom business relationships exist. By way of amplification and not limitation, except as set forth in Section 7.1 of CVBF Confidential Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, CVBF shall not, and shall not permit CVBF Bank to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of FCBS (which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given by FCBS if it does not refuse its consent within three (3) Business Days of its receipt of a request therefor from CVBF):
          (a) amend or otherwise change it’s the CVBF Articles and CVBF Bylaws or equivalent organizational documents in a manner which adversely affects the rights, preferences or privileges of CVBF Common Stock;
          (b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of CVBF or deposits of CVBF Bank, except pursuant to existing Contracts or commitments listed on Section 7.1(c) of the CVBF Disclosure Schedule or the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice and in a transaction that together with all other transactions will not have, individually or in the aggregate, a Material Adverse Effect;
          (c) make any material change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity; or
          (d) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 7.2. Reservation and Issuance of CVBF Common Stock. CVBF shall reserve and make available for issuance CVBF Shares in connection with the Holding Company Merger and in accordance with the terms of this Agreement. All CVBF Shares, when issued and delivered pursuant to and in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of all Liens (other than Liens resulting from actions by FCBS Shareholders) and, except for CVBF Shares issued in the Holding Company Merger to affiliates of FCBS that are subject to Rule 145 under the Securities Act, shall be free of restrictions on transfer.
     Section 7.3. Listing. CVBF shall include for listing on the Nasdaq Global Market shares of CVBF Common Stock to be issued in the Holding Company Merger.
     Section 7.4. Employee Benefit Matters.
          (a) From and after the Effective Time, CVBF shall provide employees of FCBS Bank (“FCBS Employees”) who continue as employees of CVBF or CVBF Bank with employee benefit plans (“CVBF Benefit Plans”) no less favorable in the aggregate than those provided to similarly situated employees of CVBF or CVBF Bank. With respect to each CVBF Benefit Plan in which FCBS Employees participate after the Effective Time, for purposes of determining vesting and entitlement to benefits (including severance benefits and vacation entitlements) thereunder, but not for purposes of benefit accrual under any retirement plan, service with FCBS Bank shall be treated as service with CVBF; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under a corresponding FCBS Benefit Plan. Except to the extent that CVBF provides written notice to FCBS to the contrary, FCBS shall terminate, as of the Effective Time, each FCBS Benefit Plan that provides medical, dental and other similar benefits. If applicable and to the extent possible under CVBF Benefit Plans that provide medical, dental or other similar benefits, CVBF shall cause to the extent permissible any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any CVBF Benefit Plans to be waived with respect to such FCBS Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any CVBF Benefit Plans in which they are eligible to participate after the Effective Time.
          (b) Effective as of a date no later than the day immediately preceding the Effective Time, FCBS shall terminate the 401(K) Plan, unless CVBF provides written notice to FCBS that the 401(K) Plan shall not be so terminated. Unless CVBF provides such written notice to FCBS, FCBS shall provide CVBF with evidence that the 401(K) Plan has been terminated (effective as of no later than the day immediately preceding the Effective Time) pursuant to resolutions of FCBS Board. The form and substance of such resolutions shall be subject to the review and reasonable approval of CVBF. FCBS also shall take such other actions in furtherance of terminating the 401(K) Plan as CVBF may reasonably require.
          (c) Effective no later than the Effective Time, FCBS shall terminate the FCBS Stock Option Plan. FCBS shall provide CVBF with evidence that FCBS Stock Option Plan has been terminated (effective no later than the Effective Time) pursuant to resolutions of FCBS Board. The form and substance of such resolutions shall be subject to the review and reasonable approval of CVBF. FCBS shall also take such other actions in furtherance of terminating FCBS Stock Option Plan as CVBF may reasonably require.
          (d) Prior to the Closing, CVBF will conduct interviews with all FCBS employees in order to determine the appropriate staffing levels of the Surviving Corporation and the Surviving Bank. CVBF and FCBS will determine by mutual agreement (i) appropriate retention packages and (ii) appropriate severance packages for FCBS employees. Prior to the Closing, FCBS shall establish an expense accrual for all retention and severance packages.
     Section 7.5. Indemnification.
          (a) From and after the Effective Time until five (5) years thereafter, CVBF (the “Indemnifying Party”) shall indemnify and hold harmless (and also shall advance expenses as and when incurred to the fullest extent permitted by a California FCBS under California Law), each person who now is or prior to the date hereof has been, or who becomes prior to the Effective Time an officer or director of FCBS Bank (collectively, the “Indemnified Persons”), against all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of

FCBS Bank or as a result of serving at the request of FCBS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time, to the fullest extent which such Indemnified Parties are entitled under the FCBS Articles, the FCBS Bylaws, or FCBS Bank’s articles of incorporation, bylaws or equivalent organizational documents, as applicable, or any agreement, arrangement or understanding set forth in Section 7.5 of the FCBS Confidential Disclosure Schedule and for which the right to indemnification has been provided by FCBS in accordance with applicable Law (“Indemnified Liabilities”). Nothing contained herein shall make CVBF or FCBS an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 7.5 relieve the obligations of any insurer in respect thereto. Each Indemnified Person (and each of his or her heirs, executors and administrators) is an intended third party beneficiary of this Section 7.5, each of whom may, individually or jointly, specifically enforce its terms against CVBF. This Section 7.5 shall survive the consummation of the Holding Company Merger at the Effective Time and shall be binding not only on CVBF but also on all of its successors and assigns. This Section 7.5 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with FCBS or under the FCBS Articles or FCBS Bylaws as presently in effect, or otherwise.
          (b) From and after the Effective Time until five (5) years thereafter, CVBF shall fulfill and honor in all respects the obligations of FCBS pursuant to any indemnification agreements between FCBS and its directors and officers, copies of which have been furnished to CVBF, and any indemnification provisions under FCBS Articles or FCBS Bylaws as in effect immediately prior to the Effective Time. Any Indemnified Person wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Person if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Person will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable Laws and regulations.
          (c) Prior to close, FCBS shall purchase directors’ and officers’ liability insurance for five (5) consecutive years commencing on and continuing after the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by FCBS Bank on the date hereof for acts or omissions occurring at or prior to the Effective Time; provided that in no event shall FCBS expend more than $100,000 in the aggregate for such extension. If FCBS is unable to maintain or obtain the insurance called for by this Section 7.5 as a result of the preceding provision, FCBS shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $100,000 with respect to acts or omissions occurring prior to the Effective Time by such directors and officers in their capacities as such.
          (d) In the event CVBF (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.5.
          (e) The obligations of CVBF under this Section 7.5 shall not be terminated or modified in such a manner as to, nor shall CVBF take any other action that would, adversely affect or otherwise diminish the rights of any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee.
     Section 7.6. Severance Arrangements. As of the Effective Time, and as mutually agreed to by FCBS and CVBF, and notwithstanding any termination of FCBS Benefit Plans set forth in Section 7.4, either FCBS shall fulfill all of its obligations under the Severance Arrangements and Change in Control Arrangements or CVBF shall assume all of the obligations of FCBS under the Severance Arrangements and Change in Control Arrangements identified in Section 7.6 of the FCBS Confidential Disclosure Schedules, in accordance with their respective terms (even if the terms thereof provide for performance thereof at a later date), including any and all payment obligations thereunder and CVBF shall not challenge the enforceability or seek to invalidate or make unenforceable any of such Agreements.
ARTICLE VIII
Conditions to the Obligations of Both Parties to Consummate the Holding Company Merger
     Section 8.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Holding Company Merger and any other transactions to be consummated pursuant hereto at the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by applicable Law:
          (a) Shareholder Approval. FCBS Shareholder Approval shall have been obtained in accordance with applicable Law.
          (b) No Judgments or Orders. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order which prevents or prohibits consummation of the Holding Company Merger or the Bank Merger.
          (c) Commissioner Approval. The Commissioner shall have conducted the Hearing to determine the fairness of the terms of the transactions contemplated hereby and issued a permit pursuant to Section 25121 of the CGCL authorizing the shares of CVB Stock to be issued in connection with the Holding Company Merger; provided, however, if the Commissioner shall not have granted the permit following the Hearing, this condition shall be deemed fulfilled if the S-4 Registration Statement shall have been declared effective, as provided in Section 5.2(b), and shall not be the subject of any stop order or proceedings seeking or threatening a stop order.

          (d) Listing on Nasdaq. The shares of CVBF Common Stock to be issued in the Holding Company Merger shall have been included for listing on the Nasdaq Global Market.
          (e) Governmental Approvals. All consents, approvals and authorizations of any Governmental Entity required to be obtained by CVBF, FCBS or any of their Subsidiaries to consummate the Holding Company Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approval shall contain any conditions, restrictions or requirements which CVBF reasonably determines in good faith would be unreasonably burdensome following the Effective Time or have a Material Adverse Effect as to CVBF.
ARTICLE IX
Conditions to Obligations of FCBS
     Section 9.1. Conditions to Obligations of FCBS. The obligations of FCBS to effect the Holding Company Merger and to consummate any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in writing by FCBS, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties of CVBF set forth in this Agreement, shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made, and as of the Closing as if made as of the Closing; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect with respect to CVBF; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.
          (b) Performance. CVBF shall have performed in all material respects all of its material agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time.
          (c) No Material Adverse Change. There shall have been no changes since September 30, 2006 in CVBF’s business, financial condition or results of operations which, taken as a whole, constitute or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to CVBF on a consolidated basis or the consummation of the Holding Company Merger.
          (d) Officer’s Certificate. FCBS shall have received a certificate, dated as of the Effective Time, signed on behalf of CVBF by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 9.1(a)-(c) hereof.
          (e) Tax Opinion. FCBS shall have received an opinion of its certified public accountants or counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to FCBS, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the

Effective Time of the Holding Company Merger, the Holding Company Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and FCBS shareholders shall not recognize any gain or loss to the extent of the receipt of CVBF Common Stock in exchange for FCBS Shares. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from CVBF and FCBS, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.
ARTICLE X
Conditions to Obligations of CVBF
     Section 10.1. Conditions to Obligations of CVBF. The obligations of CVBF to effect the Holding Company Merger and to consummate any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by CVBF, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties of FCBS set forth in this Agreement, shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made, and as of the Closing as if made as of the Closing; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect with respect to FCBS; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.
          (b) Performance. FCBS shall have performed in all material respects all of its material agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time.
          (c) No Material Adverse Change. There shall have been no changes since September 30, 2006 in FCBS’ business, financial condition or results of operations which, taken as a whole, constitute or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FCBS on a consolidated basis or the consummation of the Holding Company Merger or Bank Merger.
          (d) Officer’s Certificate. CVBF shall have received a certificate, dated as of the Effective Time, signed on behalf of FCBS by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 10.1(a)-(c) hereof.
          (e) Non-Governmental Consents. FCBS shall have obtained each of the consents listed in Schedule 10.1(e) of the FCBS Confidential Disclosure Schedule.
          (f) Tax Opinion. CVBF shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to CVBF, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Holding Company Merger, the Holding Company Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from CVBF and FCBS, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.
          (g) Voting Agreements. CVBF shall have received executed copies of the Voting Agreement in the form of Exhibit B-1 from each of the members of FCBS Board identified on Schedule 1, and in the form of Exhibit B-2 from the FCBS Shareholder identified on Schedule 2, concurrent with the execution of this Agreement.
          (h) Noncompetition/Nonsolicitation Agreements. CVBF shall have received executed copies of each of the Noncompetition/Nonsoliciation Agreements in the form specified in Exhibit C-1 from each of the members of FCBS Board identified on Schedule 3, and the Nonsoliciation Agreement in the form specified in Exhibit C-2 from the member of FCBS Board identified on Schedule 4, concurrent with the execution of this Agreement.
          (i) Certificate. FCBS shall have delivered to CVBF a certificate of FCBS issued pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h) certifying that the stock of FCBS is not a United States real property interest, in a form reasonably satisfactory to CVBF.
          (j) FCBS Benefit Plans. FCBS shall have terminated, effective immediately prior to the Closing, the 401(K) Plan set forth in Section 7.4(b) unless CVBF provides notice to FCBS that the 401(K) Plan shall not be terminated. FCBS shall have taken such other actions with respect to FCBS Benefit Plans as are specified in Section 7.4. CVBF shall receive from FCBS satisfactory evidence that the 401(K) Plan has been terminated and that such other actions have been taken.
          (k) Dissenting Shares. The number of shares of FCBS Stock which are eligible to be Perfected Dissenting Shares shall not exceed an amount, which, when combined with other cash amounts payable in connection with the Holding Company Merger, would result in the Holding Company Merger being disqualified from being a tax free reorganization pursuant to Section 368 of the Code; provided, further, in no event shall the number of FCBS Perfected Dissenting Shares exceed 10% of the outstanding FCBS Stock as of the date of the FCBS Shareholders’ Meeting, as the case may be.
          (l) Disposal of Loans. FCBS shall have sold or otherwise disposed of or shall have provided evidence satisfactory to CVBF of its intent to sell, the loans set forth on Schedule 6.12 attached hereto on terms reasonably acceptable to CVBF.
ARTICLE XI
Termination, Amendment and Waiver
     Section 11.1. Termination. This Agreement may be terminated, and the Holding Company Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, whether before or after approval of this Agreement and the Holding Company Merger by the shareholders of FCBS:

          (a) By mutual written consent of CVBF and FCBS, if the Board of Directors of each so determines by a vote of a majority of members of the entire Board;
          (b) By either CVBF or FCBS, if the Effective Time shall not have occurred on or before December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available (i) to any party whose failure to perform any of its agreements or covenants under this Agreement shall have been a principal reason for or a principal cause of the failure of the Effective Time to occur on or before such date or (ii) as a result of the failure of any of FCBS Affiliated Shareholders (if FCBS is the party seeking to terminate) to perform or observe their covenants under the Voting Agreement;
          (c) By either CVBF or FCBS, by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Holding Company Merger and the Bank Merger shall have been denied by final nonappealable action of such Governmental Entity or an application therefore shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 11.1(c) if such denial shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements or covenants of such party set forth herein;
          (d) By written notice of CVBF, if (i) FCBS Board shall have: (A) failed to make the FCBS Board Recommendation, or withdrawn, or adversely modified or changed the FCBS Board Recommendation; (B) failed to reject an Acquisition Proposal within 10 Business Days of its announcement or receipt thereof; (C) approved or recommended to its shareholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal other than that contemplated by this Agreement; or (D) recommended that its shareholders tender their shares in any tender offer or exchange offer that is commenced (other than by CVBF or an affiliate of CVBF) that, if successful, would result in any Person or group becoming a Beneficial Owner of 10% or more of FCBS’ outstanding voting shares or fails to recommend that its shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act; (ii) FCBS shall have breached Section 6.3 in any respect materially adverse to CVBF or (iii) FCBS shall have failed to call, give notice of, convene and hold FCBS Shareholders’ Meeting pursuant to Section 6.11;
          (e) By FCBS pursuant to Section 6.3(e);
          (f) By CVBF provided that CVBF is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if FCBS shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants, contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by FCBS prior to the Effective Time and (ii) renders any condition, as applicable, under Sections 10.1(a) or 10.1(b) incapable of being satisfied prior to the Termination Date;
          (g) By FCBS provided that FCBS is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if CVBF shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants, contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by CVBF prior to the Effective Time and (ii) renders any condition, as applicable, under Sections 9.1(a) or 9.1(b) incapable of being satisfied prior to the Termination Date;
          (h) By CVBF or FCBS, upon the failure of FCBS Shareholders to approve the adoption of this Agreement by the affirmative vote of the holders of a majority of FCBS Shares as required by the applicable provisions of the CGCL at the FCBS Shareholders’ Meeting except FCBS shall not have the right to terminate this Agreement as the result of the failure of the FCBS Affiliated Shareholders to perform or otherwise observe their covenants under the Voting Agreement;
          (i) By FCBS, provided that FCBS is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if CVBF shall have voluntarily entered into a CVBF Acquisition Transaction that (i) includes as a condition precedent that CVBF terminate this Agreement or (ii) as a result of which a Governmental Entity has advised CVBF or FCBS in writing that CVBF’s ability to consummate the Holding Company Merger or Bank Merger will be delayed beyond the Termination Date; or
     Section 11.2. Effect of Termination.
          (a) Survival. In the event of termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall forthwith become void and of no effect except that the provisions of this Section 11.2 and Section 5.3, the last sentence of Section 6.2 and the entirety of Article XII shall survive any termination of this Agreement pursuant to Section 11.1.
          (b) FCBS Termination Fee. FCBS shall pay CVBF a termination fee in an amount equal to $500,000 (the “FCBS Termination Fee”), in the manner and at the time set forth in Section 11.2(d)(i) hereof, in the event that this Agreement is terminated solely as follows:
               (i) if CVBF shall terminate this Agreement pursuant to Section 11.1(d) or 11.1(h);
               (ii) if FCBS shall terminate this Agreement pursuant to Section 11.1(e), or
               (iii) (A) an Acquisition Proposal involving FCBS shall have been publicly announced, commenced or otherwise been communicated or made known to senior management of FCBS or the FCBS Board or any Person shall have publicly announced an intention to make an Acquisition Proposal involving FCBS, (B) this Agreement is (x) terminated by CVBF or FCBS pursuant to Section 11.1(h), (y) terminated by CVBF pursuant to Section 11.1(f) or (z) terminated by CVBF or FCBS pursuant to Section 11.1(b) and at the time of termination no vote of FCBS Shareholders contemplated by this Agreement at FCBS Shareholders Meeting shall have occurred, and (C) within twelve (12) months of the termination of this Agreement, FCBS enters into an agreement with respect to a Control Transaction or consummates a Control Transaction. As used in this Section 11.2, “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise in one transaction or any related series of transaction of a majority of the voting power of the outstanding securities of FCBS or FCBS Bank or substantially all of the assets of FCBS or FCBS Bank.
     Payment of the Termination Fee to CVBF, pursuant to this Section 11.2(b), shall be the sole and exclusive liability of FCBS to and the sole remedy of CVBF for any termination of this Agreement as set forth in paragraphs (i), (ii) and (iii) of this Section 11.2(b), or the actions, events, occurrences or circumstances giving rise to any such termination. FCBS and CVBF agree that the agreements contained in this Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, that without such agreements FCBS and CVBF would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by FCBS.
          (c) CVBF Termination Fee. CVBF shall pay FCBS a termination fee in an amount equal to $500,000 (the “CVBF Termination Fee”), in the manner and at the time set forth in Section 11.2(d)(ii) hereof, in the event that this Agreement is terminated by FCBS pursuant to Section 11.1(i). Payment of the Termination Fee to FCBS, pursuant to this Section 11.2(c), shall be the sole and exclusive liability of CVBF to and the sole remedy of FCBS for any termination of this Agreement as set forth in Section 11.2(c), or the actions, events, occurrences or circumstances giving rise to any such termination. FCBS and CVBF agree that the agreements contained in this Section 11.2(c) are an integral part of the transactions contemplated by this Agreement, that without such agreements FCBS and CVBF would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by CVBF.
          (d) Payment of Termination Fee.
               (i) If FCBS Termination Fee becomes payable pursuant to Section 11.2(b), that fee shall be paid by wire transfer of immediately available funds to an account designated by CVBF, (x) concurrently with and as a condition to the termination of this Agreement in the case of a termination described in Section 11.2(b)(ii), or (y) within three (3) Business Days in the case of a termination described in Section 11.2(b)(i) or (z) within three (3) Business Days after execution of an agreement with respect to a Control Transaction or the consummation of a Control Transaction in the case of a termination set forth in Section 11.2(b)(iii).
               (ii) If CVBF Termination Fee becomes payable pursuant to Section 11.2, that fee shall be paid by wire transfer of immediately available funds to an account designated by FCBS within three (3) Business Days after execution of an agreement with respect to a CVBF Acquisition Transaction.
          (e) Effect of Termination pursuant to Section 11.1(f) or 11.1(g). Notwithstanding anything to the contrary that may be contained in this Section 11.2(e), if this Agreement is terminated by CVBF as provided in Section 11.1(f) (other than a termination covered by Section 11.2(b)(iii)(B)(y)) or by FCBS as provided in Section 11.1(g), and the event that entitled such party (the “Terminating “Party”) to terminate this Agreement pursuant to Section 11.1(f) or 11.1(g), as the case may be, was a willful and material breach by the other party (a “Breaching Party”) of any representation, warranty or covenant of such Breaching Party set forth in this Agreement, the Terminating Party shall have all rights and remedies available to it under this Agreement or at law to recover from the Breaching Party all damages, losses, costs and expenses that the Terminating Party incurs by reason of such willful and material breach by the Breaching Party and the resulting termination of this Agreement.
          (f) Effect of Other Terminations. No party shall have any liability of any kind or nature to the other party by reason of any termination of this Agreement pursuant to Section 11.1 or the action, events, occurrences or circumstances that caused this Agreement to be terminated, except (i) as and to the extent provided in Sections 11.2(b), 11.2(c), and 11.2(e) above. In no event and under no circumstance shall any officer, director, shareholder, employee or independent contractor of any party hereto have any liability whatsoever to the other party by reason of any termination of this Agreement or the action, events, occurrences or circumstances that caused this Agreement to be terminated.

          (g) Payments. Any payments that FCBS becomes obligated to make to CVBF or CVBF becomes obligated to make to FCBS pursuant to Section 11.2(b), 11.2(c) or 11.2(d) shall be made by wire transfer of immediately available funds to an account designated by CVBF or FCBS, as the case may be, when due. If FCBS fails to pay any such amount when payment thereof is due to CVBF pursuant to Section 11.2(d)(i) or if CVBF fails to pay any such amount when payment thereof is due to FCBS pursuant to Section 11.2(d)(ii), the unpaid amount shall bear interest at the Prime Rate at the time such payment is due, as reported in The Wall Street Journal, until it is paid in full and CVBF shall be entitled to recover such accrued interest and its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in its efforts to collect such amount from the non-breaching party (whether or not litigation is instituted).
ARTICLE XII
General Provisions
     Section 12.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplates or provides for performance after the Effective Time or after any termination of this Agreement pursuant to Section 11.1(a) hereof, each of which covenants or agreements shall survive the consummation of the Holding Company Merger or termination of this Agreement, as applicable, until such covenant or agreement has been fully and faithfully performed.
     Section 12.2. Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
If to CVBF, addressed to it at:
CVB Financial Corp.
701 N. Haven Ave., Suite 350
Ontario, California 91764
Attention: Edward J. Biebrich, Jr.
Fax: (909) 481-2120
with a copy to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention: William T. Quicksilver, Esq.
Craig D. Miller, Esq.
Fax: (310) 312-4224

If to FCBS, addressed to it at:
First Coastal Bancshares
1800 N. Sepulveda Blvd.
Manhattan Beach, CA 90266
Attention: Don M.Griffith
Fax: (310) 546-5171
With a copy addressed to:
Horgan, Rosen, Beckham & Coren, LLP
23975 Park Sorrento, Suite 200
Calabasas, California 91302-4001
Attention: Gary M. Horgan, Esq.
Fax: (818) 591-3838
     Section 12.3. Certain Definitions. For purposes of this Agreement, the term:
     “401(K) Plan” means FCBS’ defined contribution pension plan.
     “Acquisition Proposal” means any inquiry, offer or proposal or the filing of any regulatory application or notice (whether in draft or final form) or disclosure or any intention to do any of the foregoing concerning any (a) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FCBS Bank, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of FCBS representing 15% or more of the consolidated assets of FCBS Bank, as applicable, (c) issuance, sale, or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 15% or more of the voting power of FCBS or FCBS Bank, (d) transaction, including any tender offer, in which any Person shall acquire Beneficial Ownership, or the right to acquire Beneficial Ownership or any group shall have been formed which Beneficially Owns or has the right to acquire Beneficial Ownership of 15% or more of the outstanding voting capital stock of FCBS or FCBS Bank, or (e) any combination of the foregoing (other than the Holding Company Merger).
     “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
     “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act.
     “Beneficial Ownership” (and related terms such as “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Benefit Plan” means, when used in connection with a party to this Agreement, any “employee benefit plan” as defined in Section 3(3) of ERISA and any other known plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other benefits to any current or former director, officer, employee or consultant (or any of their dependents or beneficiaries) of such party or any ERISA Affiliate thereof, under which such party or any ERISA Affiliate thereof has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, severance, cafeteria, medical, dental, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements, understandings or arrangements.
     “BHCA” means the Bank Holding Company Act of 1956, as amended.
     “Blue Sky Laws” means state securities or “blue sky” laws.
     “Business Day” means any day other than Saturday, Sunday, any federal holiday or any other day on which banks doing business in the State of California are authorized to be closed.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
     “Change in Control Arrangements” means, with respect to either party to this Agreement, all plans, programs, agreements and other arrangements of such party or any of such party’s Subsidiaries, which provide for (i) the making of any payment (including, without limitation, any severance, unemployment compensation, parachute payment) to, (ii) any increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any compensation or benefits of, any of the directors, officers, employees or consultants of such party or its Subsidiary on or by reason of the execution and delivery of any agreement providing for, or the consummation of, any transaction or series of related transactions with any Person that would result in (A) the Persons who were the holders of all of the outstanding voting shares of such party or its Subsidiary (as the case may be) immediately prior to the consummation of such transaction ceasing to own at least fifty percent (50%) of the shares of voting stock of such party or of its Subsidiary, or (B) all or a substantial portion of the assets of such party or its Subsidiary thereof being sold or otherwise transferred to another Person (other than a Person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of such party).
     “Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any FCBS is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied, except that the term “Contracts” shall not include Loans made by CVBF or FCBS or CVBF Bank or FCBS Bank in the ordinary course of their respective businesses consistent with past practices and the notes or other instruments or agreements that evidence such Loans or provide for security therefor.
     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.
     “CVBF Acquisition Transaction” means a business combination, tender offer or similar transaction to which CVBF or CVBF Bank is a party.
     “CVBF Average Price” shall mean the average of the daily volume-weighted average sale price of CVBF Common Stock for the 20 consecutive trading days prior to and including the third (3rd) trading day prior to the date the parties have mutually scheduled to be the Closing Date.
     “CVBF Common Stock” means shares of common stock of CVBF, no par value per share.

     “CVBF Preferred Stock” means shares of any series of preferred stock of CVBF, no par value per share.
     “CVBF Shareholders” means the record holders of CVBF Shares.
     “Derivative Transaction” means a transaction involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Balance Sheet of FCBS or CVBF, as applicable, and is a derivatives contract.
     “DFI” means the California Department of Financial Institutions.
     “End Date” means the fifth trading day prior to the date the parties have mutually scheduled to be the Closing Date.
     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.
     “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
     “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
     “ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than a party to this Agreement that together with such party is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” means U.S. Stock Transfer Corp. or such other agent(s) designated by CVB.
     “Exchange Ratio” shall mean number of shares of CVBF Common Stock equal to the Per Share Stock Consideration.
     “FCBS Bank Stock” means shares of common stock of FCBS Bank, no par value per share.
     “FCBS Board” means the Board of Directors of FCBS.
     “FCBS Financial Statements” means the (i) audited, consolidated financial statements of FCBS consisting of the consolidated balance sheets as of December 31, 2005, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, and the related notes thereto and related opinion for the years then ended and (ii) the unaudited consolidated balance sheet as of September 30, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the nine months ended September 30, 2006, and the related notes thereto.
     “FCBS Stock Option Plan” means FCBS’ First Coastal Bank, N.A. 1999 Stock Option Plan.
     “FCBS Shareholder Approval” means the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding FCBS Shares.
     “FCBS Shareholders” means the record holders of FCBS Shares.
     “FCBS Stock” and “FCBS Shares” each means shares of common stock of FCBS, no par value per share.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Government Approvals” shall mean, where applicable, (a) the approval of the Holding Company Merger and the Bank Merger by the FRB under the BHCA and the Bank Merger Act, as amended, and the DFI under the California Financial Code and the OCC under the National Bank Act, and (b) the following additional governmental consents and approvals: (i) the approval of the Corporations Commissioner for the issuance of a permit pursuant to Section 25121 of the CGCL, or if applicable, the effectiveness of the Registration Statement under the Securities Act, (ii) the applicable rules and regulations of Nasdaq Global Market, as applicable, (iii) any approvals or consents under applicable state securities laws relating to the offer and sale of CVBF Shares in the Holding Company Merger; (iv) any consents, approval, authorizations or permits from Governmental Entities that may be required by the CGCL or the National Bank Act and (v) all other consents, permits and approvals required under federal and state law to effect the Holding Company Merger and the Bank Merger without a violation thereof.
     “Governmental Entity” means any domestic or foreign governmental, administrative, judicial or Regulatory Authority.
     “group” is defined as in the Exchange Act, except where the context otherwise requires.
     “Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, mold, radon, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
     “Intellectual Property” means, with respect to either party to this Agreement, all trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) of such party.
     “In-the-Money FCBS Options” shall mean those FCBS Options having an exercise price less than the Per Share Price.

     “IRS” means the United States Internal Revenue Service.
     “knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry and such knowledge which any executive officer shall reasonably be expected to know as a result of the performance of his or her duties.
     “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and the FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, and the Real Estate Settlement Procedures Act.
     “Loan” means any loan, loan commitment, letter of credit or other extension of credit.
     “Material Adverse Effect” means, when used in connection with CVBF or FCBS, any change, effect, or circumstance that, individually or in the aggregate (a) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances that are reasonably attributable to or resulting from: (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general or in the industries and markets in which FCBS or CVBF, as the case may be, conduct their respective businesses, except to the extent FCBS or CVBF, as the case may be, is materially and disproportionately affected thereby; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Entities, (iii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iv) the announcement or pendency of the Holding Company Merger; (v) any change in required action taken by FCBS with CVBF’s prior written consent or any change in required action taken by CVBF with FCBS’ prior written consent; (vi) any change in the trading price or trading volume of a party’s common stock in and of itself; or (vii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (vi) and (vii) that the facts or circumstances giving rise or contributing either to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents CVBF, FCBS, FCBS Bank or CVBF Bank, as applicable, from consummating the Holding Company Merger or the Bank Merger, as the case may be, or performing any of such party’s obligations under Article I or Article II of this Agreement.
     “Merger Consideration” shall mean the amounts of CVBF Common Stock and cash that shall be payable to FCBS Shareholders pursuant to Article II herein.
     “OCC” means the Office of the Comptroller of the Currency.
     “Per Share Cash Consideration” means $276.73.
     “Per Share Stock Consideration” means the number of shares of CVB Stock obtained by dividing (a) $276.73 by (b) the Weighted Average Closing Price.

     “Perfected Dissenting Shares” means shares of FCBS Stock, as the case may be, which have taken all requisite action to be treated as dissenting shares pursuant to Section 1300 et seq of the CGCL.
     “Person” means an individual, corporation, limited liability FCBS, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
     “Pricing Date” means the third trading day before the Closing Date.
     “Proxy Statement” shall mean the proxy statement to be sent to FCBS Shareholders in connection with the respective meetings thereof at which FCBS Shareholders shall consider and vote on the approval of this Agreement and the Holding Company Merger, as such proxy statement may be amended or supplemented.
     “Registration Statement on Form S-4” shall have the meaning set forth in section 5.2(b).
     “Regulation S-K” means the SEC promulgated regulation which is referred to by the SEC as Regulation S-K and which, together the General Rules and Regulations under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934 (“Exchange Act”) and the interpretative releases under these acts, sets forth the form and content of and requirements for non-financial statements required to be filed as a part of (i) registration statements filed under the Securities Act; and (ii) registration statements under section 12, annual or other reports under sections 13 and 15(d) and proxy and information statements under section 14 of the Exchange Act.
     “Regulation S-X” means the SEC promulgated regulation which is referred to by the SEC as Regulation S-X and which, together with the SEC’s Financial Reporting Releases, sets forth the form and content of and requirements for financial statements required to be filed as a part of (i) registration statements filed under the Securities Act of 1933 and (ii) registration statements under Section 12, annual or other reports under Sections 13 and 15(d) and proxy and information statements under Section 14 of the Securities Exchange Act of 1934.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Severance Arrangements” means all agreements, plans, programs and policies of either party to this Agreement or any of such party’s Subsidiaries that provide for the payment or continuation of compensation or benefits to any of the directors, officers or employees of or consultants to such party or its Subsidiary on or by reason of, or following, a termination of employment or cessation of service of such director, officer, employee or consultant with such party or its Subsidiary.
     “Significant Subsidiary” shall have the meaning given to it in Rule 1-02(w) of SEC Regulation S-X.
     “Stock Amount” shall mean the number of shares of CVBF Common Stock with an aggregate market value, based on the Weighted Average Closing Price, equal to the sum of (i) $15,888,038 and (ii) the quotient obtained by dividing (a) the product of $276.73 and the number of shares of FCBS Stock issued between the date hereof and the Pricing Date by (b) two.

     “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.
     “Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any Person other than CVBF that involves (a) (i) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of FCBS and FCBS Bank, taken as a whole, in a single transaction or a series of related transactions, or (ii) the acquisition, directly or indirectly, by such third party of Beneficial Ownership of 50% or more of FCBS Stock, whether to be effectuated by a merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (b) is on terms which FCBS Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to FCBS’ shareholders (in their capacities as shareholders) from a financial point of view than the transactions contemplated by this Agreement (including any revisions hereto), (c) is, in the good faith judgment of FCBS Board, reasonably likely to be completed materially on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal and the Person making the proposal and (d) for which financing, to the extent required, is then committed or which, in the good faith judgment of FCBS Board is reasonably likely to be obtained by such third party.
     “Tax Returns” means any report, return (including information return), claim for refund, declaration or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.
     “Weighted Average Closing Price” means the volume weighted average of the daily volume weighted average price of a share of CVBF Stock on the Nasdaq Global Market only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on and including the Pricing Date.
     Section 12.4. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

DEFINED TERMS	SECTION
Agreement	Preamble
Agreement of Bank Merger	Section 1.6
Agreement of Merger	Recitals
ALL	Section 3.23
Bank Merger	Section 1.6
Breaching Party	Section 11.2(e)
Cash Election	Section 2.2.1
Cash Proration Factor	Section 2.2.3(b)(iii)

DEFINED TERMS	SECTION
Certificate	Section 2.5.2
CGCL	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Combination Cash Election	Section 2.2.1
Combination Stock Election	Section 2.2.1
Community Reinvestment Act	Section 3.7(c)
Confidentiality Agreement	Section 6.2
Control Transaction	Section 11.2
CVBF	Preamble
CVBF Affiliated Shareholders	Recitals
CVBF Articles	Section 4.2
CVBF Balance Sheet	Section 4.9(c)
CVBF Bank	Recitals
CVBF Benefit Plan	Section 7.4(a)
CVBF Board	Section 4.5(a)
CVBF Board Approval	Section 4.5(b)
CVBF Board Recommendation	Section 5.3(b)
CVBF Bylaws	Section 4.2
CVBF Common Stock Certificates	Section 2.4(a)
CVBF Confidential Disclosure Schedule	Article IV Preamble
CVBF Fairness Opinion	Section 4.26
CVBF Material Contract	Section 4.15
CVBF Options	Section 7.1(b)
CVBF Permits	Section 4.8(a)
CVBF Property	Section 4.20
CVBF SEC Filings	Section 4.9(a)
CVBF Shares	Section 2.1(a)
CVBF Termination Fee	Section 11.2(c)
Effective Time	Section 1.2
Election	Section 2.2.1
Election Deadline	Section 2.2.2
Election Form	Section 2.2.1
Election Form Record Date	Section 2.2.1
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.5.1
FCBS	Preamble
FCBS Affiliated Shareholders	Recitals
FCBS Affiliates	Section 6.6
FCBS Articles	Section 3.2
FCBS Balance Sheet	Section 3.8(c)
FCBS Bank	Recitals
FCBS Board Approval	Section 3.5(b)
FCBS Board Recommendation	Section 5.3(b)
FCBS Bylaws	Section 3.2
FCBS Confidential Disclosure Schedule	Article III Preamble
FCBS Employees	Section 7.4(a)
FCBS Fairness Opinion	Section 3.26

DEFINED TERMS	SECTION
FCBS Financial Advisor	Section 3.26
FCBS Filings List	Section 3.8(a)
FCBS Filings	Section 3.8(a)
FCBS Material Contract	Section 3.14
FCBS Option Shares	Section 3.3(a)
FCBS Options	Section 2.5
FCBS Permits	Section 3.7
FCBS Property	Section 3.20
FCBS Shareholders’ Meeting	Section 5.2
FCBS Stock Certificates	Section 2.4(b)
FCBS Termination Fee	Section 11.2(b)
Governing Law	Section 12.13
Hearing	Section 5.2(a)
Hearing Notice	Section 5.2(a)
Holding Company Merger	Recitals
Indemnified Liabilities	Section 7.5(a)
Indemnified Persons	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Liens	Section 3.4
Mailing Date	Section 2.2.1
Multiemployer Plan	Section 3.11(b)
Option Payment	Section 2.6
Option Payments	Section 2.6
Permit Application	Section 5.2(a)
Prohibited Transaction	Section 3.11(b)
Registration Statement on Form S-4	Section 5.2(b)
Regulatory Authority	Section 3.8(d)
Representatives	Section 6.2
Stock Election	Section 2.2.1
Stock Proration Factor	Section 2.2.3(a)(iii)
Surviving Bank	Section 1.6
Surviving Corporation	Section 1.6
Terminating Party	Section 11.2(e)
Termination Date	Section 11.1
Undesignated Shares	Section 2.2.1
Voting Agreement	Recitals
     Section 12.5. Fees and Expenses. Subject to any provisions in Section 11.2 to the contrary, whether or not the Holding Company Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     Section 12.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.7. Interpretation. The words “shareholder” or “shareholders” shall be deemed to include the words “stockholder” or “stockholders” and vice versa.

     Section 12.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic (including, without limitation, the aggregate Merger Consideration) and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any party; provided, that for purposes of clarification, any change in the Merger Consideration shall be deemed to be “materially adverse.” Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.9. Entire Agreement. This Agreement (together with the Exhibits, Schedules, CVBF Confidential Disclosure Schedule and the FCBS Confidential Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.
     Section 12.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of and be enforced by the parties hereto and their respective successors and permitted assigns.
     Section 12.11. No Third Party Beneficiaries. Nothing in this Agreement, other than pursuant to Section 7.5, express or implied is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 12.12. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive arms-length negotiations between the parties.
     Section 12.13. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of California without regard to conflict of Law principles thereof (the “Governing Law”).
     Section 12.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 12.15. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by FCBS Shareholders, there may not be, without further approval of such Shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Nasdaq Stock Market, requires further approval by such Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation, covenant, agreement or condition or any failure to comply with any other obligation, covenant, agreement or condition by the party whose performance was waived.
     Section 12.16. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by FCBS Shareholders, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 12.17. Force Majeure. The parties hereto agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, including, but not limited to, an earthquake or flood, or an act of war or terrorism, and provided neither party has materially failed to observe the material obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder
     Section 12.18. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature page follows]

     IN WITNESS WHEREOF, CVBF and FCBS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President and Chief Executive Officer

By:	/s/ Edward J. Biebrich
Name:	Edward J. Biebrich, Jr.
Title:	Executive Vice President and Chief Financial Officer

FIRST COASTAL BANCSHARES
By:	/s/ Don M. Griffith
Name:	Don M. Griffith
Title:	Chief Executive Officer

By:	/s/ Deborah Marsten
Name:	Deborah Marsten
Title:	Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION